UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Lincoln Educational Services Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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200 Executive Drive, Suite 340
West Orange, New Jersey 07052

March 28, 2011

Dear Shareholder:

You are invited to attend the 2011 Annual Meeting of Shareholders of Lincoln Educational Services Corporation to be held on April 29, 2011, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, at 10:00 a.m. local time.

At this year’s meeting, you will be asked to elect nine directors, to conduct an advisory vote on the Company’s compensation of named executive officers, to conduct an advisory vote on the frequency of future advisory votes on executive compensation, to approve an amendment and restatement to our 2005 Long-Term Incentive Plan and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011.  The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

Our board of directors unanimously believes that the election of the nominees for directors and the ratification of the selection of the independent registered public accounting firm are in the best interests of the company and its shareholders and, accordingly, recommends a vote FOR the election of the nominees for directors and FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

In addition to the formal business to be transacted, management will report on the progress of our business and respond to comments and questions of general interest to shareholders.

We sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to come to the meeting, it is important that your shares be represented and voted. You may vote your shares by completing the accompanying proxy card or giving your proxy authorization via the Internet. Please read the instructions accompanying the proxy card for details on giving your proxy authorization via the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR OUR ANNUAL MEETING

Our proxy statement and our 2010 annual report to shareholders are available at
http://www.lincolnedu.com/proxy

YOUR VOTE IS IMPORTANT!

Please vote as promptly as possible by using the Internet or by signing, dating and returning the proxy card
mailed to those who receive paper copies of this proxy statement.

BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY GIVING YOUR PROXY AUTHORIZATION VIA THE INTERNET, YOU AUTHORIZE MANAGEMENT TO REPRESENT YOU AND VOTE YOUR SHARES ACCORDING TO YOUR INSTRUCTIONS. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING, BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOUR PLANS CHANGE AND YOU ARE UNABLE TO ATTEND.  TO ENSURE THAT YOUR VOTE WILL BE COUNTED, PLEASE CAST YOUR VOTE BEFORE 7:00 P.M. (EASTERN TIME) ON APRIL 28, 2011.

Sincerely,

/s/ Shaun E. McAlmont
Shaun E. McAlmont
President and Chief Executive Officer

LINCOLN EDUCATIONAL SERVICES CORPORATION

200 Executive Drive, Suite 340

West Orange, New Jersey 07052

NOTICE OF

2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 29, 2011

To the Shareholders of Lincoln Educational Services Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), will be held on April 29, 2011, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, at 10:00 a.m. local time. At the annual meeting, shareholders will be asked:

1.	To elect nine directors to serve until the Company’s next annual meeting of shareholders and until their successors are duly elected and qualified.

2.	To conduct an advisory vote on the Company’s compensation of named executive officers (a non-binding “say-on- pay” vote).

3.	To conduct an advisory vote on the frequency of future advisory votes on the Company’s compensation of named executive officers (a non-binding “say-on-frequency” vote).

4.	To approve an amendment and restatement of the Company’s 2005 Long-Term Incentive Plan, including an increase in the number of authorized shares under the plan.

5.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2011.

6.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof and may properly be voted upon.

The board of directors of the Company has fixed the close of business on March 15, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting in person. Shareholders of record as of the close of business on March 15, 2011, the record date, will be admitted to the annual meeting upon presentation of identification. Shareholders who own shares of the Company’s common stock beneficially through a bank, broker or other nominee will be admitted to the annual meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you own shares of the Company’s common stock beneficially and want to vote in person at the annual meeting, you should contact your broker or applicable agent in whose name the shares are registered to obtain a broker’s proxy and bring it to the annual meeting in order to vote.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE RETURN YOUR PROXY (BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY GIVING PROXY AUTHORIZATION VIA THE INTERNET) AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR VOTE WILL BE COUNTED, PLEASE CAST YOUR VOTE BEFORE 7:00 P.M. (EASTERN TIME) ON APRIL 28, 2011.

By Order of the Board of Directors

/s/ Kenneth M. Swisstack
Kenneth M. Swisstack
Corporate Secretary
West Orange, New Jersey
March 28, 2011

LINCOLN EDUCATIONAL SERVICES CORPORATION
200 Executive Drive, Suite 340
West Orange, New Jersey 07052

PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 29, 2011

GENERAL

This proxy statement is provided to the shareholders of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), to solicit proxies, in the form enclosed, for use at the Annual Meeting of Shareholders of the Company to be held on April 29, 2011, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, at 10:00 a.m. local time, and any and all adjournments or postponements thereof. The board of directors knows of no matters to come before the annual meeting other than those described in this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to shareholders on or about March 28, 2011.

Solicitation

This solicitation is made by mail on behalf of the board of directors of the Company. The Company will pay for the costs of the solicitation. Further solicitation of proxies may be made, including by mail, telephone, fax, in person or other means, by the directors, officers or employees of the Company or its affiliates, none of whom will receive additional compensation for such solicitation.  The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of the Company’s common stock, no par value per share.

Voting Procedures

Only those holders of our common stock of record as of the close of business on March 15, 2011, the record date, will be entitled to notice of and to vote at the annual meeting. A total of 22,417,758 shares of the common stock were issued and outstanding as of the record date. Each share of common stock entitles its holder to one vote. Cumulative voting of shares of common stock is not permitted.

Shareholders of record can vote either in person at the annual meeting or by proxy whether or not they attend the meeting.  To vote by proxy, a shareholder must either: (a) fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope, or (b) vote by Internet (instructions on Internet voting accompany the proxy card).

The presence in person or by proxy of holders of a majority of the outstanding shares of the common stock entitled to vote will be necessary to constitute a quorum to transact business at the annual meeting. Abstentions and broker non-votes will be treated as present for purposes of determining the existence of a quorum. At the annual meeting, directors will be elected by a plurality of the votes cast and a majority of the votes cast will be required to approve any of the other proposals, except that proposals 2 and 3 are advisory and non-binding.  Abstentions, however, will not be counted as votes “for” or “against” the election of directors or “for” or “against” any of the other proposals.  It is expected that brokers will not have discretionary power to vote on any of the proposals other than the ratification of the appointment of Deloitte and Touche, LLP.

Proposals 1, 2, 3 and 4 are not considered to be routine matters, and your broker will not have discretion to vote with respect to these matters unless you specifically instruct your broker to do so by returning your signed voting instruction card. If you do not provide voting instructions to your broker, your shares will not be voted for any proposal on which your broker does not have discretionary authority (resulting in a broker non-vote). Broker non-votes will have the same effect as a vote against a proposal, but will have no effect on the election of directors.

Shares of the common stock represented by properly executed proxies in the form enclosed that are timely received by the Secretary of the Company and not validly revoked will be voted as specified on the proxy. If no specification is made on a properly executed and returned proxy, the shares represented thereby will be voted FOR the election of each of the nine nominees for director named in this proxy statement, FOR the approval of compensation of our named executive officers, FOR having an advisory vote on the compensation of our named executive officers every one year, FOR approving the Amended and Restated 2005 Long-Term Incentive Plan and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company.  If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies in their discretion. In order to be voted, each proxy must be filed with the Secretary of the Company prior to exercise.

Revocability of Proxies

Shareholders may revoke a proxy at any time before the proxy is exercised. This may be done by filing a notice of revocation of the proxy with the Secretary of the Company, by filing a later-dated proxy with the Secretary of the Company or by voting in person at the annual meeting.

PROPOSAL 1:  ELECTION OF DIRECTORS

Shareholders will be asked at the annual meeting to elect nine directors.  Our bylaws allow for a minimum of three directors and a maximum of 11 directors. Each elected director will hold office until the next annual meeting of shareholders and until the director’s successor is duly elected and qualified.  The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, if elected, but if any nominee should for any reason be unable or unwilling to serve, if so elected, the proxies received by the Company will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee.

Shareholders may withhold authority to vote their proxies for either (i) the entire slate of nominated directors by checking the box marked WITHHOLD AUTHORITY on the proxy card, or (ii) any one or more of the individual nominees, by following the instructions on the proxy card. Instructions on the accompanying proxy card that withhold authority to vote for one or more of the nominees will cause any such nominee to receive fewer votes.

Upon recommendation of the Nominating and Corporate Governance Committee, the following nine persons have been selected by the board of directors as nominees for election to the board of directors: Alexis P. Michas, Shaun E. McAlmont, James J. Burke, Jr., Paul E. Glaske, Peter S. Burgess, J. Barry Morrow, Celia H. Currin, Charles F. Kalmbach and Alvin O. Austin. All of the nominees are incumbent directors.  Additional information about these nominees is provided in the table and biographical information that follow.

Required Vote

A plurality of the votes cast at the annual meeting is required for the election of directors.

The board of directors unanimously recommends a vote FOR each of the named nominees.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information concerning the directors and executive officers of the Company as of the record date for the annual meeting:

Name	Age	Position Held
Shaun E. McAlmont	45	President and Chief Executive Officer, Director
Scott M. Shaw	48	Executive Vice President and Chief Administrative Officer
Cesar Ribeiro	46	Senior Vice President, Chief Financial Officer and Treasurer
Alexis P. Michas	53	Non-Executive Chairman of the Board of Directors
James J. Burke, Jr.	59	Director
Paul E. Glaske (2) (3) (4)	77	Director
Peter S. Burgess (1) (4)	68	Director
J. Barry Morrow (2) (3) (4)	58	Director
Celia H. Currin (1) (3) (4)	62	Director
Charles F. Kalmbach (1) (2) (4)	64	Director
Alvin O. Austin (1) (4)	69	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Independent Director.

Shaun E. McAlmont joined us in 2005 and currently serves as our President and Chief Executive Officer.  Prior to taking this position, Mr. McAlmont served as Chief Operating Officer, Executive Vice President and Group Vice President of the Company. Prior to joining Lincoln, Mr. McAlmont spent six years as an executive with the Alta Colleges Corporation serving as President of Westwood College Online and prior to that as a Regional Vice President for Alta.  Mr. McAlmont earned his B.S. from Brigham Young University and his M.A. in Education from the University of San Francisco. Mr. McAlmont has held several key positions at Lincoln and his knowledge of our business provides our board of directors with valuable perspectives that are necessary to advance our business and the interests of our shareholders.

Scott M. Shaw joined us in 2001 and currently serves as our Executive Vice President and Chief Administrative Officer.  Prior to taking this position, Mr. Shaw served as Executive Vice President and Senior Vice President of Strategic Planning and Business Development.  Prior to joining Lincoln, Mr. Shaw was a partner at Stonington Partners, Inc., where he had been since 1994. As a partner at Stonington, Mr. Shaw was responsible for identifying, evaluating and acquiring companies and then assisting in the oversight of these companies through participation on the board of directors. In addition, Mr. Shaw worked closely with senior management to develop long-term strategic plans, to evaluate acquisition and new investment opportunities, to assist with refinancings, and to execute on the final sale of the company either to the public or to another company. Mr. Shaw also served as a consultant to Merrill Lynch Capital Partners Inc., a private investment firm associated with Merrill Lynch & Co., Inc. from 1994 through 2000. Mr. Shaw holds an M.B.A. from the Wharton School of Business and a B.A. from Duke University.

Cesar Ribeiro joined us in 2004 and currently serves as our Senior Vice President, Chief Financial Officer and Treasurer. From September 2002 through June 2004, Mr. Ribeiro was self-employed providing both consulting services and private money management services. Prior to that, he was an audit partner with Arthur Andersen LLP, where he had been since 1987. Mr. Ribeiro holds a B.S. from Rutgers University.

Alexis P. Michas has served on our board of directors since 1999 and currently serves as our Non-Executive Chairman. Mr. Michas is the founder and Managing Partner of Juniper Investment Company, LLC since 2008. He has also been the Managing Partner and a director of Stonington Partners, Inc., an investment management firm since 1994.  Mr. Michas received an A.B. from Harvard University and an M.B.A. from Harvard University Graduate School of Business Administration. Mr. Michas also is a director of BorgWarner Inc., PerkinElmer, Inc. and Air Tran Airways, Inc. Mr. Michas’ knowledge of complex financial and operational issues and his hands-on knowledge of our Company’s history make him a valued member of the board.  Mr. Michas brings 25 years of private equity experience across a wide range of industries and a successful record of managing investments in public companies.  He also brings extensive transactional expertise including mergers and acquisitions, initial public offerings, debt and equity offerings and bank financings.

James J. Burke, Jr. has served on our board of directors since 1999. He has been a partner and director of Stonington Partners, Inc. since 1994 and Managing Member of J. Burke Capital Partners LLC since 2007. He received a B.A. from Brown University and an M.B.A with Distinction from Harvard University Graduate School of Business Administration. Mr. Burke also serves on the board of directors of Ann Taylor Stores Corporation, a number of privately owned companies and several non-profit organizations.   Mr. Burke brings extensive financial and business knowledge to the board through his engagement in private equity investing since 1981.   For 19 years, he was also a director of Educational Management Corporation, a publicly-traded provider of career education. Throughout his career, he has been responsible for sourcing and analyzing investment opportunities, where he has developed both expertise and significant knowledge regarding the managerial, operational and financial aspects of a business.

Paul E. Glaske has served on our board of directors since 2004. Mr. Glaske was Chairman and Chief Executive Officer from April 1992 until his retirement in 1999 of Blue Bird Corporation, a leading manufacturer of school buses, motorhomes and a variety of other vehicles. He currently serves on the board of directors of Camcraft, Inc., Energy Transfer Partners and Energy Transfer Equities.  He is also on the Senior Council of the Texas Association of Business. Mr. Glaske earned his B.S. in Business Administration from Bob Jones University and his M.B.A. from Pepperdine University.  In the past five years, Mr. Glaske also served as a director of BorgWarner Inc.  As a former Chief Executive Officer with extensive experience as a board member on numerous public and private companies, Mr. Glaske has a comprehensive understanding of the role of an effective board of directors.

Peter S. Burgess, CPA has served on our board of directors since 2004. In 1999, Mr. Burgess retired from Arthur Andersen LLP where he was an accounting and business advisory partner serving numerous manufacturing, insurance and financial services enterprises. Following his retirement, he has provided consulting services specializing in litigation support, mergers and acquisitions and Audit Committee responsibilities under securities exchange requirements and the Sarbanes-Oxley Act. Mr. Burgess is also a director of Symetra Financial Corporation and a trustee and chair of the audit committee of John Hancock Trust and Funds II.  Mr. Burgess earned a B.S. in Business Administration from Lehigh University.  He previously served on the board of directors of PMA Capital Corporation. Mr. Burgess’ prior employment at Arthur Andersen, as well as his experience dealing with accounting principles, financial reporting rules and regulations and evaluating financial results, makes him a skilled advisor and a valuable asset, both on our board of directors and on our Audit Committee.

J. Barry Morrow has served on our board of directors since 2006.  He served as the Chief Executive Officer and Director of Collegiate Funding Services from 2002 until 2006 when the company was acquired by JPMorgan Chase. Mr. Morrow held the position of President and Chief Operating Officer of Collegiate Funding from 2000 to 2002. Prior to joining Collegiate Funding Services, Mr. Morrow served with the U.S. Department of Education as the General Manager of Financial Services for the Office of Student Financial Assistance and with SallieMae as Vice President of Regional Operations. Mr. Morrow holds a B.A. from Virginia Tech and a M.A. in public administration from George Washington University.  Mr. Morrow has over 25 years experience in the education credit industry.  His extensive management experience at the U.S. Department of Education, SallieMae and Collegiate Funding Services provides the board with a unique perspective on the issues facing companies in our industry.

Celia H. Currin has served on our board of directors since 2006. Ms. Currin is the founder and CEO of BenchStrength Marketing, a marketing consultancy group working with solo professionals and small businesses. Prior to founding BenchStrength in 2003, Ms. Currin spent 25 years in a variety of senior management roles with Dow Jones & Company. She is the President of the board of directors of Poets & Writers, the nation’s largest non-profit organization serving creative writers. Ms. Currin received her M.B.A. from Harvard University Graduate School of Business Administration and her B.S from the University of Oregon.   Ms. Currin’s business leadership skills and marketing knowledge makes her a key contributor to our board and provides the board with valuable insight and expertise.

Charles F. Kalmbach has served on our board of directors since 2008. Mr. Kalmbach has over 30 years of experience in a variety of industries including financial, professional and business services, healthcare and non-profit organizations. Since retiring as a Global Managing Partner of Accenture, Ltd., he has served as the CEO of DBM, Inc., the global human capital management firm, and as Princeton University's Chief Administrative Officer. He is currently Vice President for Strategy for the Princeton Theological Seminary. He has served as the Vice Chairman of the Board of the University Medical System at Princeton, Chair of the Audit Committee of the Board of Resources for the Future in Washington, D.C., and as a member of the board of directors of Midwest Airlines. Mr. Kalmbach earned his B.S., MA and Ph.D. degrees from Princeton University and a J.D. in corporate and international law from the University of Pennsylvania.  Mr. Kalmbach’s extensive management and executive leadership experience provides the board with valuable insights and perspectives on issues facing companies in various industries.

Alvin O. Austin was appointed to our board of directors on February 25, 2010. Mr. Austin has over 40 years of experience in higher education, which includes his tenure as President and Chancellor of LeTourneau University in Longview, Texas, where the institution grew its academic programs, funding levels, and campus footprint under his leadership.  Prior to that role, he served as Vice President at North Park College and Seminary, Chicago, Illinois, and at Seattle Pacific University.  In addition, he was the Dean of Student Programs at California State University, Northridge, California.  He was a member of the Commission on Colleges of the Southern Association of Colleges and Schools and a member of the Executive Committee of the Commission.  He is also involved in numerous non-profit and community organizations.  Mr. Austin earned his Ph.D in Higher Education Administration at the University of Mississippi, Master of Arts in Education at the California State University, and Master Studies and Secondary Teaching Credential at the University of California at Santa Barbara.  Mr. Austin’s distinguished career in higher education and his involvement in a number of educational organizations position him well to serve as a board member.

Information on Board of Directors and its Committees

Directors are expected to attend our annual meetings of shareholders, board meetings and meetings of the committees on which they serve. They are also expected to prepare for meetings in advance and to dedicate the time at each meeting as necessary to properly discharge their responsibilities. Informational materials, useful in preparing for meetings, are distributed in advance of each meeting. In 2010, there were six meetings of the board, and each of the directors attended at least 83% of the meetings of the board and committees on which he or she served. In addition, all of our directors attended our 2010 Annual Meeting of Shareholders.

The board of directors has an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee.

Director Qualifications

The board of directors believes that its members possess a variety of skills, qualifications and experience that contribute to the board of directors’ ability to oversee our operations and the growth of our business.  The following chart sets forth the various skills and attributes that our board of directors has identified with respect to each of our directors that led the board of directors to conclude that the person should serve on the board of directors.  For additional information regarding each of our directors, see “Board of Directors and Executive Officers.”

Board of Directors Skills Matrix

Director	CEO/Senior Officer(1)	Industry Experience(2)	Governance/ Board Experience(3)	Financial Acumen(4)	Business Development/ M&A Experience(5)	Independent(6)

Shaun E. McAlmont	✓	✓
Alexis P. Michas	✓	✓	✓	✓	✓
James J. Burke, Jr.	✓	✓	✓	✓	✓
Paul E. Glaske	✓	✓	✓	✓	✓	✓
Peter S. Burgess			✓	✓	✓	✓
J. Barry Morrow	✓	✓	✓		✓	✓
Celia H. Currin			✓			✓
Charles F. Kalmbach	✓	✓	✓	✓	✓	✓
Alvin O. Austin	✓	✓	✓			✓

(1)	CEO/Senior Officer – Experience working as a CEO or senior officer of an organization.
(2)	Industry Experience – Senior executive experience in one or more of the Company’s primary or related industries.
(3)	Governance/Board Experience – Prior or current experience as a board member of an organization (public, private, or non-profit sectors).
(4)
Financial Acumen – Experience in financial accounting and reporting, including persons designated by the board of directors as audit committee financial experts.  Familiarity with internal financial controls.  Also includes professional experience in corporate finance, especially with respect to debt and equity markets.

(5)	Business Development/ M&A Experience – Experience with business development, mergers and acquisitions and/or divestitures.
(6)	Independent – Determined by the board of directors to be an independent director see “Director Independence”.

Audit Committee

The Audit Committee consists of directors Burgess (Chairman), Currin, Kalmbach and Austin.  The Audit Committee held four meetings in 2010. The board of directors has adopted a written charter for the Audit Committee, which is available on our website at www.lincolnedu.com.  The Audit Committee is directly responsible for the oversight of, among other things, our accounting and financial reporting processes; the quality and integrity of our financial statements; the quality and integrity of our system of internal controls; our compliance with laws and regulations; our independent auditor's qualifications and independence; and the audit of our financial statements by a qualified independent auditor.

To fulfill these responsibilities, the Audit Committee will be aware of the current areas of greatest financial risk to us and understand management's assessment and management of the risks; consider the effectiveness of our disclosure controls and procedures to promote timely, accurate, compliant and meaningful disclosure in our periodic reports filed with the Securities and Exchange Commission (“SEC”); periodically review with the independent auditors their assessment as to the adequacy of our structure of internal controls over financial accounting and reporting, and their qualitative judgments as to the accounting principles employed and related disclosures by us and the conclusions expressed in our financial reports;  review with management and the independent auditors our accounting policies and practices to ensure they meet the requirements with respect to the Financial Accounting Standards Board, the SEC, the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board; select, evaluate and, if necessary, replace our independent auditors; actively engage in dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent auditors; engage advisors, as the committee determines is necessary, to carry out its duties; meet with the independent auditors, the internal auditors and senior management to review the scope and methodology of the proposed audit; discuss with management policies and practices regarding earnings press releases, as well as financial information and earnings guidelines provided to analysts and rating agencies to the extent required by applicable law or listing standards; set clear hiring policies with respect to any current or former employees of our independent auditors; and establish procedures for the receipt, retention and treatment of complaints we receive regarding our internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of their concerns regarding our internal accounting controls and auditing matters.  The Audit Committee is also charged with reviewing and approving all related person transactions.

The board of directors has determined that Mr. Burgess is an “audit committee financial expert” within the meaning of the regulations of the SEC.  Messrs. Austin, Burgess, Kalmbach and Mrs. Currin are independent directors under the Sarbanes Oxley Act of 2002 and the NASDAQ listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of directors Glaske (Chairman), Morrow and Currin.  Prior to September 21, 2010, it consisted of directors Glaske (Chairman), Currin, Michas and Morrow.  The Nominating and Corporate Governance Committee held two meetings in 2010. The charter for the Nominating and Corporate Governance Committee is published on our website at www.lincolnedu.com. The Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations to the board of directors with respect to corporate governance policies and reviewing and recommending changes to the Company’s corporate governance guidelines that have been adopted by the board of directors.  The Nominating and Corporate Governance Committee also recommends to the board of directors candidates for nomination for election as directors of the Company and appointments of directors as members of the committees of the board of directors.

The Nominating and Corporate Governance Committee considers candidates for directors suggested by shareholders for elections to be held at an annual meeting of shareholders. Shareholders can suggest qualified candidates for directors by complying with the advance notification and other requirements of the Company’s bylaws regarding director nominations. Director nomination materials submitted in accordance with the Company’s bylaws will be forwarded to the Chairman of the Nominating and Corporate Governance Committee for review and consideration. Director nominees suggested by shareholders will be evaluated in the same manner, and subject to the same criteria, as other nominees evaluated by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee also considers candidates for director suggested by its members, other directors and management and may from time to time retain a third-party executive search firm to identify director candidates for the Nominating and Corporate Governance Committee.

Generally, once the Nominating and Corporate Governance Committee has identified a prospective nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate based on information provided to it with the recommendation of the candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is based primarily on the need for additional directors to fill vacancies or expand the size of the board of directors and the likelihood that the candidate can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines, in consultation with the Chairman of the board and other directors, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then evaluates the candidate against the standards and qualifications set out in guidelines for director candidates adopted by the board of directors, including, without limitation, the nominee’s management, leadership and business experience, skill and diversity, such as financial literacy and knowledge of directorial duties, and integrity and professionalism.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the board of directors, the balance of management and independent directors, the need for particular expertise (such as audit committee expertise) and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and, if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full board of directors as to the persons who should be nominated by the board of directors and the board of directors determines the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.

Compensation Committee

The Compensation Committee consists of directors Morrow (Chairman), Glaske and Kalmbach.  Prior to September 21, 2010, it consisted of directors Morrow (Chairman), Burke, Glaske and Kalmbach. The Compensation Committee held five meetings in 2010. The Compensation Committee has the authority to develop and maintain a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to shareholders;  recommend compensation, special benefits, perquisites, and incidental benefits to our board for approval;  review and approve annual corporate and personal goals and objectives to serve as the basis for the chief executive officer's compensation, evaluate the chief executive officer's performance in light of the goals and, based on such evaluation, determine the chief executive officer's compensation;  determine the annual total compensation for our named executive officers;  with respect to our equity-based compensation plans, approve the grants of stock options and other equity-based incentives as permitted under our compensation plans;  review and recommend compensation for non-employee directors to our board; and  review and recommend employment agreements, severance arrangements and change in control plans that provide for benefits upon a change in control, or other provisions for our executive officers and directors, to our board. The Compensation Committee may retain compensation consultants having special competence to assist it in evaluating director and executive compensation and may also retain counsel, accountants or other advisors, in its sole discretion.  In July 2010, the Compensation Committee retained Pay Governance LLC as its independent compensation consultant.   The Compensation Committee also has the power to delegate its authority and duties to subcommittees or individual members of the committee, as it deems appropriate in accordance with applicable laws and regulations.  The charter for the Compensation Committee is published on our website at www.lincolnedu.com.

The table below lists the current membership of each committee and the number of committee meetings held in 2010:

Name	Audit	Nominating and Corporate Governance	Compensation

Shaun E. McAlmont
Alexis P. Michas
James J. Burke, Jr.
Paul E. Glaske		Chair	✓
Peter S. Burgess	Chair
J. Barry Morrow		✓	Chair
Celia H. Currin	✓	✓
Charles F. Kalmbach	✓		✓
Alvin O. Austin	✓
2010 Meetings	4	2	5

Director Independence

From our initial public offering in 2005 to September 29, 2009, Lincoln Educational Services Corporation was a “controlled company” as defined in NASDAQ Marketplace Rules because more than 50% of the voting power of our common stock was held by our largest shareholder.  Therefore, we were exempt from the requirements of the NASDAQ Marketplace Rules with respect to (1) having a majority of independent directors on our board of directors, (2) having the compensation of our executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors, and (3) having nominees for director selected or recommended for selection by either a majority of independent directors or a nominating committee composed solely of independent directors.  As of September 30, 2009, these “controlled company” exemptions no longer applied because our largest shareholder owned less than 50% of the total voting power of our common stock. Pursuant to NASDAQ Marketplace Rules, we had a one-year transition period to comply with the requirements of the NASDAQ Marketplace Rules that ended September 30, 2010.

Currently, our board of directors has a majority of independent directors as is required by the NASDAQ Marketplace Rules. Our board of directors has determined that each of the following director nominees is an “independent director” as such term is defined under the NASDAQ Marketplace Rules: Messrs. Austin, Burgess, Glaske,  Kalmbach, Morrow and Ms. Currin.  As of October 2010, all of the members of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are independent directors.

Board Leadership Structure

Currently, the role of Chief Executive Officer and Chairman of the board of directors is separate.  Effective as of January 1, 2011, Alexis P. Michas became our Non-Executive Chairman of the board of directors, succeeding David F. Carney, our Executive Chairman.  In the past, the position of Chief Executive Officer and Chairman were combined when deemed appropriate by the board of directors.

Our board of directors has adopted a flexible policy regarding the issue of whether the positions of Chairman and Chief Executive Officer should be separate or combined.  Our board of directors regularly evaluates whether the interest of the company and its shareholders are best served at any particular time by having the Company’s Chief Executive Officer or another director hold the position of Chairman.  Our board of directors believes that no single, one-size fits all, board-leadership model is universally or permanently appropriate. This structure has proven especially useful to facilitate executive leadership training, succession, and orderly transitions. At present, the board of directors believes that its current structure effectively maintains independent oversight of management.

As Non-Executive Chairman of the board of directors, Mr. Michas ensures that the board of directors fulfills its oversight and governance responsibilities and directs the activities and meetings of the board of directors. In addition, the board of directors has a “Lead Director” who is responsible for coordinating the activities of the non-employee directors and leading executive sessions of the non-employee directors, which are generally held in conjunction with each regularly scheduled board of directors meeting.  The Chairman of the Nominating and Corporate Governance Committee, Paul E. Glaske, serves as our Lead Director.

Board of Directors’ Role in Risk Oversight

Our board of directors has an active role, as a whole and also at the committee level, in overseeing the risk management of the Company. This is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full board of directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

Fundamental aspects of the board of directors’ risk management oversight activities include:

•	understanding the key drivers of success for our business and the associated major risks inherent in our operations and corporate strategy;

•	overseeing that appropriate risk management and control procedures are implemented by management and developing and maintaining an effective risk dialogue with management; and

•
crafting the right board of directors for our company, including ensuring that the board of directors has the right mix of background, skills and experience and an appropriate committee structure to carry out its oversight responsibilities effectively;

While the board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board of directors also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Audit Committee also assists the board of directors in fulfilling its oversight responsibility with respect to legal and compliance issues.  The Nominating and Corporate Governance Committee, in addition to making recommendations with respect to corporate governance matters and nominations of directors, manages risks associated with the independence of the board of directors and potential conflicts of interest. The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business which are appropriately balanced and do not motivate employees to take imprudent risks. All committees report to the full board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Board Diversity

The Nominating and Corporate Governance Committee, in accordance with the board’s governance principles, seeks to create a board that as a whole is strong in its collective knowledge and has a diversity of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and markets in general.  The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the board of directors and the Nominating and Corporate Governance Committee believe that it is essential that the members of our board of directors represent diverse viewpoints. The Nominating and Corporate Governance Committee focuses on diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. In considering candidates for the board of directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

Compensation Committee Interlocks and Insider Participation

Messrs. Burke, Glaske and Kalmbach served on the Compensation Committee during the entire 2010 fiscal year.  Mr. Burke served on the Compensation Committee until September 21, 2010. There were no Compensation Committee interlocks or insider (employee) participation during 2010.

SECURITY OWNERSHIP OF MANAGEMENT
AND PRINCIPAL SHAREHOLDERS

The following tables provide information regarding the beneficial ownership of our common stock as of the record date for the annual meeting by (1) each of our directors, (2) each of our named executive officers, (3) all directors and executive officers as a group, and (4) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. This table is based on information provided to us or filed with the U.S. Securities and Exchange Commission (“SEC”) by our directors, executive officers and principal shareholders named below. Except as otherwise indicated, we believe, based on information furnished by such owners, that the beneficial owners of our common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

CERTAIN BENEFICIAL OWNERS

As of March 15, 2011, the only persons or groups that are known to us to be the beneficial owners of more than five percent of the outstanding shares of our common stock are:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned on December 31, 2010

Wellington Management Company, LLP (1)	1,289,050	5.8%

(1)
Based on the information reported in a statement on Schedule 13G filed with the SEC on February 14, 2011, by Wellington Management Company, LLP (“Wellington”). The principal business office address of Wellington is 280 Congress Street, Boston, Massachusetts 02210.  We have not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.

The following table sets forth information as to the beneficial ownership of shares of our common stock as of March 15, 2010, of each director and each named executive officer and all directors and executive officers of the Company, as a group.  Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

Name of Beneficial Owners (1) (2)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned

David F. Carney	207,252	0.9%
Shaun E. McAlmont (3)	244,495	1.1%
Scott M. Shaw (4)	442,648	2.0%
Cesar Ribeiro (5)	196,254	0.9%
Alexis P. Michas	146,791	0.7%
James J. Burke, Jr.	190,644	0.9%
Paul E. Glaske	18,144	*
Peter S. Burgess	17,644	*
J. Barry Morrow	16,200	*
Celia H. Currin	16,200	*
Charles F. Kalmbach	8,606	*
Alvin O. Austin	2,203	*
All executive officers and directors as a group	1,507,081	6.7%

*	Less than 0.5%.

(1)
“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date that such person or group has the right to acquire within 60 days after such date.

(2)	For purposes of the above table, the address for each named person is 200 Executive Drive, Suite 340, West Orange, New Jersey 07052.

(3)	Includes 149,495 shares of common stock currently held of record. Also includes options to purchase 95,000 shares of common stock.

(4)	Includes 306,601 shares of common stock currently held of record. Also includes options to purchase 136,047 shares of common stock.

(5)	Includes 103,796 shares of common stock currently held of record. Also includes options to purchase 92,458 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and officers and beneficial owners of 10% or more of the Company’s common stock to file reports of ownership of, and transactions in, the Company’s securities with the SEC, the NASDAQ Global Select Market and the Company.  The Company believes that all SEC filing requirements applicable to the Company’s directors and executive officers and beneficial owners of 10% or more of the Company’s common stock for 2010 were timely met.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 31, 2010:

Equity Compensation Plan Information
as of December 31, 2010

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (2)	Number of securities available for future issuance under equity compensation plans (excuding securities reflected in column (a))
Equity compensation plans approved by Lincoln shareholders (1)	720,940	14.59	715,184
Equity compensation plans not approved by Lincoln shareholders	-	-	-
Total	720,940	14.59	715,184

(1)
The equity compensation plans approved by the Company’s shareholders include the 2005 Long-Term Incentive Plan and the 2005 Non-Employee Directors Restricted Stock Plan.  All of the Company’s equity compensation plans have been approved by our shareholders.

(2)	Weighted average exercise price of outstanding stock options; excludes restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our executive officer compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions.  Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation,” you will find a series of tables containing specific information about the compensation earned or paid in 2010 to the following individuals, whom we refer to as “our named executive officers”:

•	David F. Carney, Former Executive Chairman
•	Shaun E. McAlmont, President and Chief Executive Officer
•	Scott M. Shaw, Executive Vice President and Chief Administrative Officer
•	Cesar Ribeiro, Senior Vice President, Chief Financial Officer and Treasurer

In 2010, the Company had four executive officers.

The discussion below is intended to help you understand the detailed information provided in the tables that follow and put that information into context within our overall compensation program.

Compensation Committee

The Compensation Committee of the board of directors (the “Committee”) has responsibility for establishing, implementing and monitoring adherence with our compensation program. The role of the Committee is to oversee, on behalf of the board and for the benefit of the Company and its shareholders, our compensation and benefits and policies, administer our stock plans (including reviewing and approving equity grants to directors and executive officers) and review and approve annually all compensation decisions relating to our named executive officers.  The Committee’s charter requires that the Committee meet a minimum of two times annually to review executive compensation programs, approve compensation levels and performance targets, review management performance, and approve final executive bonus distributions.  The Committee met five times in 2010.

Compensation Philosophy and Objectives

The Company and the Committee believe that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Our compensation program is designed to offer executive officers competitive compensation based on our performance, our unique niche, strategy, business model and execution and on the individual’s contribution, performance and leadership. Our compensation policies are intended to motivate, reward and retain highly qualified executives for long-term strategic management and the enhancement of shareholder value, to support a performance-oriented environment that rewards achievement of specific internal Company goals, and to attract and retain executives whose abilities are critical to our long-term success and competitiveness.

The Compensation Committee has reviewed all components of the compensation for the named executive officers, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock options, the dollar value to the executive and cost to the Company of all perquisites, and the actual projected payout obligations under potential severance and change-in-control scenarios.

Setting Executive Compensation

We intend to continue our strategy of compensating our executives through programs that emphasize performance-based incentive compensation.  We have structured annual and long-term cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.  For the named executive officers, the main components of our executive program package include a base salary, annual cash incentive and restricted stock. Base salary is intended to provide a certain level of income commensurate with an executive’s position, responsibilities, and contributions to the Company.  The Committee believes the combined value of base salary plus annual cash incentive is competitive with the salary and bonus provided to similarly situated executives for companies in our industry. In allocating compensation among these components, the Committee believes that the compensation of our senior levels of management, the levels of management having the greatest ability to influence our performance, should be predominately performance based, while lower levels of management should receive a greater portion of their compensation as base salary.

In 2010, the Committee approved the total compensation package for the Company’s Executive Chairman and President and Chief Executive Officer including, without limitation, their base salary, annual incentives, stock options and other equity-based compensation and reviewed the recommendations of the Company’s Executive Chairman in connection with the total compensation package for each of the other named executive officers.

Base Salary

Base salaries for our named executive officers are based on job responsibilities and individual contribution with reference to base salary levels of executives at comparable publicly held companies. The Committee also considers several other factors in setting base salaries, including the executive’s experience and tenure, our overall annual budget for merit increases and pre-tax profit, the executive’s individual performance, changes in responsibility and the executive’s overall contribution to our success. We review salary levels annually to recognize these factors. We do not target base salary at any particular percent of total compensation.

In 2010, we increased the base salaries of our named executive officers by between 0% and 12%.  The specific percentage increase for each named executive officer is as follows:

Named Executive Officer	Percentage Increase	2010 Base Salary
David F. Carney	0%	$425,000
Shaun E. McAlmont	12.0%	$420,000
Scott M. Shaw	7.7%	$350,000
Cesar Ribeiro	7.9%	$340,000

Annual Incentive Bonus

Our named executive officers are eligible to participate in the Management Incentive Compensation Plan (the “MIC Plan”).  Under the MIC Plan, the Committee approves an annual incentive cash bonus calculation for our named executive officers taking into account certain financial performance targets and the individual’s strategic task accomplishments.  Such bonuses, if any, are intended to reflect the Committee’s belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer.

 For 2010, the Committee and our board of directors set the target bonus levels equal to 100% of base salary for Messrs. Carney and McAlmont and 75% of base salary for Messrs. Shaw and Ribeiro.  For each of the named executive officers, the bonus calculations were as follows:  (a) 60% of each executive officer’s target bonus would be awarded if we achieved our net income goal; (b) 20% of the target bonus would be awarded if we achieved our revenue goal; and (c) 20% of the target bonus would be awarded if the named executive officer achieved his key non-financial performance objectives.

At the beginning of 2010, the Committee set target goals for each of our performance measures: net income and revenues.  In general the Committee sets performance targets that are above the performance targets publicly announced for the Company.  These “stretch” targets align with the Committee’s philosophy that a performance-based annual bonus should incentivize our named executive officers to attain better than average performance.  The Committee also set targets for each executive officer’s achievement of his own key non-financial targets. As described below, the Committee may, in its sole discretion, elect to make adjustments above the amount calculated under the target formula in cases where circumstances not under the control of our named executive officers have affected (positively or negatively) their ability to meet performance targets, based on the executive’s contribution to the Company’s overall success and based on actual results achieved by the Company.

Net Income Component

For 2010, 60% of each named executive officer’s target bonus is based on the achievement of net income goals.  The named executive officers can earn a portion of their target bonus if our net income is within 10% of our target goal.  The percentage of their target bonus paid would decrease by 10% for each percentage point that actual performance is below our target goal.  No bonus will be paid if actual performance is at or below 90% of our annual target goal.  Our named executive officers can earn more than their target bonus if our net income is greater than the target goal.  The percentage would increase by 4% for each percentage point that actual performance is above the target goal.  The maximum amount that can be earned by each named executive officer is 200% of their 60% target net income bonus component.

The Committee set the Company’s annual target net income goal for 2010 at $65,475,000.  This target was an increase of 33% from the Company’s 2009 net income of $49,239,000.

The Company’s net income in 2010 was $69,731,000, which was 41.6% greater than the Company’s 2009 net income and 6.5% greater than the 2010 annual target goal.  Therefore, each of our named executive officers received 126% of their 60% target bonus attributable to net income (which represents 76% of their overall target bonus) as follows:

Named Executive Officer	Net Income Bonus Earned
David F. Carney	$321,300
Shaun E. McAlmont	$317,520
Scott M. Shaw	$198,450
Cesar Ribeiro	$192,780

Revenue Component

For 2010, 20% of each named executive officer’s target bonus was based on the achievement of revenue goals.  The named executive officers can earn a portion of their target bonus if our revenues are within 5% of our annual target goal.  The percentage of their target bonus paid would decrease by 20% for each percentage point that actual performance is below our target goal.  No bonus will be paid if actual performance is at or below 95% of our annual target goal.  Our named executive officers can earn more than their target bonus if our revenue is greater than the target goal.  The percentage would increase by 4% for each percentage point that actual performance is above the target goal.  The maximum amount that can be earned by each named executive officer is 200% of their 20% target bonus component for revenue.

The Committee set the Company’s target revenue goal for 2010 at $664,670,000.  This target was an increase of 20.3% from the Company’s 2009 revenues of $552,536,000.

Our revenues for 2010 were $639,494,000 which were 15.7% greater than the Company’s 2009 revenues and 4% less than the 2010 annual target goal.  Therefore, each of our named executive officers received 5% of their 20% target bonus attributable to revenues as follows:

Named Executive Officer	Revenue Bonus Earned
David F. Carney	$21,250
Shaun E. McAlmont	$21,000
Scott M. Shaw	$13,125
Cesar Ribeiro	$12,750

Key Non-Financial Performance Objectives Component

Each of our named executive officers can earn 20% of their target bonus for the achievement of their key non-financial performance objectives.  The Committee and our board of directors establish key non-financial performance objectives for each of our named executive officers at the beginning of the year.  These individual performance goals are assigned based on the executive’s role within the Company and their responsibility for delivering on such goals, as well their overall contribution to the Company during the fiscal year.  The individual performance goals generally relate to the achievement of specific aspects of the Company’s business strategy and corporate initiatives designed to contribute to shareholder value.  These initiatives include, but are not limited to, the following categories: productivity, quality, people development, logistics, programmatic expansion and innovation. The maximum amount that can be earned by each named executive officer is 100% of their 20% target bonus component for key non-financial performance objectives.

Our named executive officers attained between 60% and 100% of their non-financial performance objectives for 2010 as follows:

Named Executive Officer	Percentage of Non-Financial Objectives Attained	Non-Financial Bonus Component Earned
David F. Carney	100%	$85,000
Shaun E. McAlmont	60%	$50,400
Scott M. Shaw	72%	$37,500
Cesar Ribeiro	100%	$51,000

While each named executive officer can earn up to 200% of their 60% target bonus component for net income, 200% of their 20% target bonus component for revenue and 100% of their 20% target bonus component for their non-financial performance objectives, the aggregate maximum bonus that can be earned by each of our named executive officers under the MIC Plan for these three components is 150% of their target bonus amount.  Therefore, the actual bonus earned by each of our named executive officers under the MIC Plan for 2010 are as follows:

Named Executive Officer	Actual Bonus Paid Under MIC Plan
David F. Carney	$427,550
Shaun E. McAlmont	$388,920
Scott M. Shaw	$249,075
Cesar Ribeiro	$256,530

Discretionary Adjustments

The Committee may, based on recommendations by our President and Chief Executive Officer, adjust the amount of the incentive bonus paid to each of our named executive officers above the amount calculated under the net income, revenue and non-financial performance objective components described above.  The adjustments are determined on an individual basis based upon circumstances outside of the control of our named executive officers that have affected (positively or negatively) their ability to meet their Company and individual performance targets or based upon their overall contribution to the Company’s success.  In 2010, the Committee made discretionary increases to the annual bonuses paid to out named executive officers of between 46% and 51% of their annual target bonus opportunity for our executive officers.  The following chart sets forth the discretionary adjustments made for each of our named executive officers and the resulting aggregate percentage of target bonuses paid to each executive:

Named Executive Officer	Percentage Adjustment to Target Bonus Paid	Actual Discretionary Adjustments
David F. Carney	50%	$213,132
Shaun E. McAlmont	46%	$193,825
Scott M. Shaw	51%	$133,515
Cesar Ribeiro	50%	$127,879

In making these adjustments, the Committee took into consideration that, for the year ended December 31, 2010, the Company achieved record revenue, operating income and diluted earnings per share.

Aggregate Incentive Bonus

For 2010, the named executive officers received an annual incentive bonus ranging from 138% to 150% of their respective target bonus opportunities as set forth below:

Named Executive Officer	Actual Bonus Paid Under the MIC Plan	Actual Discretionary Adjustments	Total 2010 Bonus Paid
David F. Carney	$427,550	$213,132	$640,682
Shaun E. McAlmont	$388,920	$193,825	$582,745
Scott M. Shaw	$249,075	$133,515	$382,590
Cesar Ribeiro	$256,530	$127,879	$384,409

Stock Incentives

The Committee believes that stock incentives that focus the executive’s attention on the Company from the perspective of an owner with an equity stake in the business.  Restricted stock awards are granted as long-term incentives to motivate, reward and retain our named executive officers.  The Committee believes that the Company’s long-term performance is achieved through an ownership culture that encourages long-term performance by our named executive officers through grants of stock-based awards.

Stock option grants provide for potential financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised.  Because a financial gain from stock options is only possible after the price of our common stock has increased, we believe stock option grants encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common stock, which benefits all of our shareholders.  The exercise price of stock option grants is set at fair market value on grant date.  Under our shareholder-approved 2005 Long-Term Incentive Stock Plan, the Company may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event.  The Company’s long-term performance ultimately determines the value of stock options.  Generally, stock options granted to named executive officers vest ratably over a three-year period based on the option holder’s continuous service with the Company.  This vesting feature encourages retention and provides long-term incentive.

Equity awards are generally made at the discretion of the Committee based on a multiplicity of factors, including total compensation at peer companies, the level of equity ownership of the executives, and judgments of individual performance during the year.  The Executive Chairman makes preliminary recommendations with respect to the other executives, and the Committee makes the determination with respect to the Executive Chairman.  In 2010, the Committee did not grant any equity awards to our named executive officers.  As discussed below, in 2011 we granted restricted stock to certain members of our senior management.

The Company does not currently require our named executive officers to hold shares acquired in connection with equity awards beyond the applicable vesting period.

No Backdating or Spring Loading

Lincoln does not backdate options or grant options retroactively. In addition, we do not plan to coordinate grants of options or restricted shares so that they are made before announcement of favorable information or after announcement of unfavorable information.  Stock options are granted at fair market value on the date the option grants are approved by our Compensation Committee.  Fair market value has been consistently determined as the closing price on the NASDAQ Global Select Market on the grant date.  All option grants and restricted stock awards require the approval of the Compensation Committee. The Company’s general practice is to grant options and award shares of restricted stock only on the dates of each Committee meeting, although there are occasions when grants have been made on other dates.

Retirement Plans

The Company maintains a plan qualified under Section 401(k) of the Internal Revenue Code.  At the discretion of our board of directors, we may make discretionary matching and/or profit-sharing contributions into our 401(k) plan for eligible employees, which may be subject to vesting requirements. We believe that a 401(k) plan encourages our employees to save for future retirement needs and we encouraged this in 2010 by matching 30% of our employee’s annual contributions, up to 6% of total compensation, subject to a compensation limitation and/or a contributions limitation pursuant to the Internal Revenue Code. With respect to each of the named executive officers, the following matching contributions were made on their behalf under our 401(k) plan for 2010: $3,825 for Mr. Carney; $3,268 for Mr. McAlmont; $4,950 for Mr. Shaw; and $4,950 for Mr. Ribeiro.

Non-Qualified Deferred Compensation and Pension Arrangements

None of our named executive officers participate in a non-qualified deferred compensation program or pension arrangement.

 Welfare Benefits and Perquisites

Our named executive officers are eligible to participate in our medical and dental health insurance plans, our life insurance plan and our long-term disability insurance plan on the same terms and conditions as all other employees.  We also provide our named executive officers with supplemental life insurance.

 The medical and dental plans require a contribution by all participants. While no participant contribution is required for the life insurance plan, we do include the cost of those benefits that exceed $50,000 in participants’ reported income to the Internal Revenue Service.  We provide a long-term disability insurance plan under which we pay the insurance premiums. In some cases, our named executive officers and other participants have requested, and been permitted, to pay the premiums themselves, so that any benefits paid upon disability would not be taxable to the participant.

We believe that the insurance plans we offer are important components of our comprehensive benefit package, which encourages employees to remain with us.

We also provide each of the named executive officers with use of a vehicle for business and personal use and pay for associated costs, including automobile insurance, parking and fuel, as part of their employment agreements described below.  The executives are responsible for all taxes related to this benefit.

We do not provide any other perquisites or benefits to our named executive officers.

No Benchmarking

The Committee did not conduct any formal benchmarking and did not review any published survey data with respect to base salary or any other component of compensation with respect to the compensation paid to our named executive officers in 2010.  However, the Committee did informally review publicly available compensation information set forth in public filings with the Securities and Exchange Commission (including base salaries, annual incentive bonuses and equity-based compensation) for the following peer companies:  Career Education Corporation, Corinthian Colleges, Inc., Strayer Education, Inc. and Universal Technical Institute, Inc.

The purpose of this review was to determine whether the level of compensation proposed to be paid to the Company’s named executive officers during 2010 was outside the range of the compensation paid to the named executive officers at the peer group, with the understanding that adjustments would be considered if such proposed compensation proved to be an outlier outside the range.  The Compensation Committee determined that the compensation proposed to be paid to the Company’s named executive officers was within the peer group range and consequently that no adjustments were required.

Compensation Consultants

The Compensation Committee retained Pay Governance, LLC as its independent consultant in July 2010.  The Committee relies on Pay Governance for guidance in determining the levels and structure of director and executive compensation. Pay Governance reports directly to the Committee and does not perform any services for the Company other than advice on executive and director compensation pursuant to their engagement by the Committee.  Pay Governance’s role is to provide an independent review of competitive market data and to advise the Committee on all compensation matters for all top executives, including the named executive officers. This includes: reviewing the Company’s total compensation philosophy, suggesting alternative incentive plan designs and attending Committee meetings if requested.  Pay Governance does not have authority to approve compensation actions by the Company.  The Committee and the independent directors of the board retain the authority to make final approval on compensation actions for the named executive officers.

2011 Changes in Incentive Compensation

The Committee, based on recommendations by management and Pay Governance, approved several key changes to our MIC Plan for the year ending December 31, 2011.  In particular:

•	There will be no discretionary adjustments to the annual bonus.

•	The key non-financial performance objectives component is eliminated and has been replaced with company-wide quality focused outcomes that directly impact the Company’s overall health and viability.

•	The aggregate maximum bonus that can be earned by each of our named executive officers under the 2011 MIC is 200% of their target bonus amount.

•	The components of the 2010 MIC Plan and the 2011 MIC Plan is as follows:

Measure	2010	2011
Net Income	60%	35%
Revenue	20%	25%
Key Non-Financial Performance Objectives Component	20%	0%
Company-Wide Quality Focused Outcomes	0%	40%

In addition, for 2011, the Committee implemented a new restricted stock grant program.  Under this program, on February 23, 2011, our named executive officers received grants of restricted stock that vest ratably on the date of grant and on each of the first through fourth anniversaries of the grant date.  In addition, subject to the approval of our Amended and Restated 2005 Long-Term Incentive Plan (pursuant to Proposal 4), following the annual meeting our named executive officers will receive grants of restricted stock that vest based upon the attainment of EBITDA performance criteria.  The terms of these performance-based awards are described in more detail below under “Proposal 4”.  The Committee believes that moving to a combination of time-based and performance-based restricted stock grants will better align the interests of our named executive officers with those of our shareholders.

Employment Agreements

As described below under “Employment-Related Arrangements,” the Company is party to employment agreements with each of our named executive officers.  On January 17, 2011, we amended these employment agreements to extend their terms through December 30, 2012.  The Company is also party to a consulting agreement with Mr. Carney that became effective on January 1, 2011, upon his retirement as the Company’s Executive Chairman and Chairman of the Board on December 31, 2010.  These agreements are described below under “Employment-Related Arrangements.”

Payments upon a Change in Control, Involuntary Termination or Resignation

As described in more detail below, the employment agreements provide for severance benefits for our named executive officers upon an involuntary termination or a resignation for any reason within 30 days following the first anniversary of a change in control.  In addition, all of our stock option and restricted stock awards immediately vest upon an involuntary termination, an executive’s death or disability or a change in control.

We do not provide our executive officers with tax gross-ups pursuant to Section 280G of the Internal Revenue Code upon a change in control.  In the event that any payment or distribution by us to or for the benefit of our named executive officers would be considered a “parachute payment” for purposes of Section 280G, the amount of such payments may be reduced to the largest amount permissible without triggering excise taxes under Section 4999 of the Code.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million with respect to each of the Named Executive Officers (excluding the Chief Financial Officer), unless certain specific performance criteria are satisfied.  While our executive compensation program seeks to maximize the tax deductibility of compensation payable to our named executive officers, the Committee retains the flexibility to compensate named executive officers in a manner intended to promote varying corporate goals, even if certain amounts that may be payable in excess of $1 million may not be deductible under Section 162(m).

To the extent that any compensation paid to our named executive officers constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the Compensation Committee intends to cause the award to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

The Compensation Committee also takes accounting considerations, including the impact of Financial Accounting Standards Board Accounting Standards Codification 718 Compensation – Stock Compensation (FASB Statement 123(R), Share Based Payments) into account in structuring compensation programs and determining the form and amount of compensation awarded.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement.  Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
J. Barry Morrow (Chairman)
Paul E. Glaske
Charles F. Kalmbach

Executive Compensation

Summary Compensation Table
for Fiscal Year End December 31, 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(1)			(2)	(3)	(4)	(5)
David F. Carney	2010	425,000	213,132	-	427,550	22,536	1,088,218
Former Executive Chairman	2009	425,000	262,500	-	637,500	8,693	1,333,693
	2008	405,000	150,000	144,000	507,959	8,116	1,215,075

Shaun E. McAlmont	2010	420,000	193,825	-	388,920	11,550	1,014,295
President and	2009	375,000	187,500	999,000	562,500	6,465	2,130,465
Chief Executive Officer	2008	315,000	100,000	120,000	284,497	6,628	826,125

Scott M. Shaw	2010	350,000	133,515	-	249,075	10,054	742,644
Executive Vice President and	2009	325,000	159,375	499,500	365,625	9,645	1,359,145
Chief Administrative Officer	2008	310,000	100,000	120,000	291,606	7,655	829,261

Cesar Ribeiro	2010	340,000	127,879	-	256,530	11,514	735,923
Senior Vice President, Chief	2009	315,000	145,625	299,700	354,375	9,206	1,123,906
Financial Officer and Treasurer	2008	295,000	100,000	120,000	288,559	8,072	811,631

(1)           In 2010, the Company had four executive officers.

(2)           Reflects the value of the discretionary adjustments to the cash bonuses paid under the Company’s MIC Plan as described in the Compensation Discussion and Analysis.

(3)           Represents the aggregate grant date fair value of restricted stock grants during each of the years presented.  The fair values of these grants were determined in accordance with Accounting for Stock Based Compensation (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in the Company’s financial statements.  See Note 1 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, regarding assumptions underlying the valuation of equity awards.  These grants vest ratably on the first through fifth year anniversary of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these shares.  Amounts reported for these awards may not represent the amounts that the named executive officers will actually realize from the awards.  Whether, and to what extent, a named executive officer realizes value will depend on our actual operating performance, stock price fluctuations and the named executive officer’s continued employment.

(4)           Reflects the value of cash incentive bonuses paid under our 2010 MIC Plan as described in the Compensation Discussion and Analysis.

(5)           Amounts reflected in this column include 401(k) matching contributions for each named executive officer as well as the portion of personal use of a company-owned vehicle by the named executive officers during 2010.

Grants of Plan-Based Awards
for Fiscal Year End December 31, 2010

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			(1)	(1)	(2)	(2)
David F. Carney	2/24/2010	0	425,000	637,500	-	-

Shaun E. McAlmont	2/24/2010	0	420,000	630,000	-	-

Scott M. Shaw	2/24/2010	0	262,500	393,750	-	-

Cesar Ribeiro	2/24/2010	0	255,000	382,500	-	-

(1)           Represents target and maximum payout levels under the Company’s 2010 MIC.  The actual amount of incentive bonus earned by each named executive officer in 2010 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.  As discussed in the Compensation Discussion and Analysis, in 2010 the Compensation Committee exercised its discretion to award bonuses under the MIC in excess of the maximum amount set forth above.  The amount of the discretionary adjustments is set forth in the Bonus column in the Summary Compensation Table.

(2)           The named executive officers did not receive any grants of restricted stock, stock options or other equity in 2010.

Oustanding Equity Awards
at Fiscal Year End December 31, 2010

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
							(6)
Shaun E. McAlmont	15,000	-	20.00	6/23/2015 (1)	-		-
	60,000	-	17.92	7/20/2016 (2)	-		-
	20,000	-	11.96	3/1/2017 (2)	-		-
					20,000	(3)	310,200
					6,000	(4)	93,060
					40,000	(5)	620,400

Scott M. Shaw	71,047	-	3.10	1/1/2012 (1)	-		-
	50,000	-	14.00	11/3/2013 (1)	-		-
	15,000	-	11.96	3/1/2017 (2)	-		-
					20,000	(3)	310,200
					6,000	(4)	93,060
					20,000	(5)	310,200

Cesar Ribeiro	40,000	-	25.00	6/7/2014 (1)	-		-
	15,000	-	14.19	12/9/2015 (2)	-		-
	25,000	-	17.92	7/20/2016 (2)	-		-
	12,458	-	11.96	3/1/2017 (2)	-		-
					20,000	(3)	310,200
					6,000	(4)	93,060
					12,000	(5)	186,120

(1)           Option awards granted to the named executive officers were granted on the date 10 years prior to the expiration date and vest ratably on the first through fifth year anniversary of the grant date.

(2)           Option awards granted to the named executive officers were granted on the date 10 years prior to the expiration date and vest ratably on the first through third year anniversary of the grant date.

(3)           Restricted stock grants awarded to the named executive officers were awarded on October 30, 2007, and vest ratably on the first through fifth year anniversary of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these shares.

(4)           Restricted stock grants awarded to the named executive officers were awarded on February 29, 2008, and vest ratably on the first through fifth year anniversary of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these shares.

(5)           Restricted stock grants awarded to the named executive officers were awarded on November 2, 2009, and vest ratably on the first through fifth year anniversary of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these shares.

(6)           All equity award values are based on a December 31, 2010, closing stock price of $15.51.

Option Exercises and Stock Vested
as of Fiscal Year End December 31, 2010

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
		(1)		(2)
David F. Carney	230,780	2,858,619	9,600	165,192
Shaun E. McAlmont	-	-	22,000	292,800
Scott M. Shaw	87,453	1,804,843	17,000	231,000
Cesar Ribeiro	12,542	186,123	15,000	206,280

(1)           Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)           Value realized represents the fair market value of the shares at the time of vesting.

Potential Payments Upon a Change in Control, Involuntary Termination or Resignation

The following table summarizes the value of the termination payments and benefits that our named executive officers (other than Mr. Carney) would receive: (a) upon the executive’s Involuntary Termination (as defined in their respective employment agreements); (b) upon a Change in Control (as defined in their respective employment agreements); (c) upon the executive’s voluntary resignation (other than pursuant to an Involuntary Termination) during the 30-day period commencing on the first anniversary of the date of the Change in Control; or (d) upon the executive’s death or disability.  In each case, the amounts are determined as if the trigger event occurred on December 31, 2010.  The terms of these benefits are described below.  This table excludes vested account balances under our 401(k) plan that is generally available to all of our employees.  Mr. Carney was party to an employment agreement that expired by its terms on December 31, 2010.  Payments to Mr. Carney upon his actual termination on December 31, 2010 are described below.

Payment upon Termination
at Fiscal Year End December 31, 2010

Name	Aggregate Severance	Stock Awards	Benefits	Total
	($)	($)	($)	($)
		(2)	(3)
Shaun E. McAlmont
Involuntary Termination	1,629,559	1,023,660	17,716	2,670,935
Change in Control	-	1,023,660	-	1,023,660
Resignation During a 30-Day Period Commencing on the First Anniversary of the Date of the Change in Control (1)	1,086,373	-	17,716	1,104,089
Death or Disability (4)	582,745	1,023,660	-	1,606,405
Termination for Cause or Resignation without Good Reason	-	-	-	-
Scott M. Shaw
Involuntary Termination	1,205,693	713,460	17,475	1,936,628
Change in Control	-	713,460	-	713,460
Resignation During a 30-Day Period Commencing on the First Anniversary of the Date of the Change in Control (1)	803,795	-	17,475	821,270
Death or Disability (4)	382,590	713,460	-	1,095,850
Termination for Cause or Resignation without Good Reason	-	-	-	-
Cesar Ribeiro
Involuntary Termination	1,173,307	589,380	17,716	1,780,403
Change in Control	-	589,380	-	589,380
Resignation During a 30-Day Period Commencing on the First Anniversary of the Date of the Change in Control (1)	782,205	-	17,716	799,921
Death or Disability (4)	384,409	589,380	-	973,789
Termination for Cause or Resignation without Good Reason	-	-	-	-

(1)           Resignation for any reason during the 30-day period commencing on the first anniversary of the date of the Change in Control.  If a resignation constitutes an Involuntary Termination, the executive will be entitled to the higher payments.

(2)           All outstanding stock options granted and restricted stock awarded by the Company or any of its affiliates to the Company’s named executive officers will become fully vested and immediately exercisable upon (i) a change in control; (ii) an involuntary termination; or (iii) upon the executive’s death or disability.

(3)           Includes  a cash payment equal to the Company’s estimate of the employer portions of the premiums that would be necessary to continue the executive’s health care benefits coverage until the first anniversary of the executive’s date of termination.

(4)           Includes an annual bonus for the year of termination based upon attainment of target levels.

Employment-Related Arrangements

The Company is party to employment agreements with each of our named executive officers (other than Mr. Carney) which we amended on January 17, 2011.  The descriptions of the employment agreements below reflect these amendments.

Employment Agreement with Shaun E. McAlmont

Employment Period.  The agreement provides that Mr. McAlmont will serve as our President & Chief Executive Officer through December 31, 2012.

Compensation and Benefits.  We have agreed that we will compensate Mr. McAlmont with a minimum annual base salary of $500,000. Mr. McAlmont will also be eligible to earn an annual bonus for each calendar year during the term of his employment, pursuant to the terms of our MIC Plan in effect for such calendar year.  For a description of the MIC Plan, please see the “Compensation Discussion and Analysis”.

Mr. McAlmont will also be included, to the extent eligible, in all of our employee benefit plans, programs and arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, profit sharing, disability benefits, health and life insurance or vacation and paid holidays) that are established for, or made available to, our senior executives.  In addition, we will furnish Mr. McAlmont with coverage by our customary director and officer indemnification arrangements, subject to applicable law.

Involuntary Termination.  In the event that during Mr. McAlmont’s employment term, there is an “Involuntary Termination” (as defined below) of Mr. McAlmont’s employment, we will pay him: (1) two times the amount of his base salary, as is then in effect; (2) two times the average of his annual bonus over the prior two years; (3) all outstanding reasonable travel and other business expenses incurred as of the date of his termination; and (4) a cash amount equal to the Company’s estimate of the employer portion of the premiums necessary to continue his health care benefits coverage for the earlier of (A) one year and (B) the date on which he is covered under another group health plan. Mr. McAlmont will also be entitled to receive any other accrued compensation and benefits otherwise payable to him as of the date of his termination. All the aforementioned payments would be paid by us in a lump-sum amount no later than 30 days after the date of his termination. This lump sum payment may be deferred for six months, if necessary, to comply with Section 409A of the Internal Revenue Code. In addition, all outstanding stock options and restricted stock shall become fully vested, and stock options shall become immediately exercisable and remain exercisable for one year (or until the option’s normal expiration date, if earlier). For purposes of Mr. McAlmont’s employment agreement, “Involuntary Termination” means the termination of his employment (1) by us (or any successor thereto) without “Cause” (as defined in his employment agreement) or (2) by Mr. McAlmont for “Good Reason” (as defined in his employment agreement).

Termination for Cause; Resignation Other than for Good Reason.    In the event that during Mr. McAlmont’s employment term, Mr. McAlmont’s employment is terminated by us for Cause, or Mr. McAlmont resigns from his employment other than for Good Reason, we will pay him his accrued but unpaid base salary earned through the date of termination, unreimbursed expenses, plus any other accrued but unpaid employee benefits earned through the date of his termination, including, without limitation, any annual bonus due but not yet paid for a completed calendar year.

Death or Disability.    In the event that during Mr. McAlmont’s employment term, Mr. McAlmont dies or his employment is terminated as a result of his disability, we will pay him (or his estate, if applicable) his accrued but unpaid base salary earned through the date of termination, unreimbursed expenses, plus any other accrued but unpaid employee benefits earned through the date of his termination, including, without limitation, any annual bonus due but not yet paid for a completed calendar year.  In addition, (i) Mr. McAlmont will receive a prorated target annual bonus for the year of termination and (ii) all outstanding stock options and restricted stock shall become fully vested, and stock options shall become immediately exercisable and remain exercisable for one year (or until the option’s normal expiration date, if earlier).

Change in Control.  Upon a Change in Control (as defined in his employment agreement), we (or our successor) will continue the employment of Mr. McAlmont, and Mr. McAlmont will continue performing services for us for a period of two years commencing on the date of the Change in Control and ending on the second anniversary thereof.  In addition, all outstanding stock options granted and restricted stock awarded by us or any of our affiliates to Mr. McAlmont will become fully vested and immediately exercisable on the date of the Change in Control.

During a 30-day period commencing on the first anniversary of the date of the Change in Control, Mr. McAlmont will have the right to resign from his employment with us (or our successor) for any reason and receive an amount equal to (i) one times the amount of his base salary, as is then in effect, and (ii) one times the average of his annual bonus paid to him for the two years immediately prior to the year in which such resignation occurs. If, however, such resignation constitutes an Involuntary Termination (as defined above), he will receive payments in accordance with the Involuntary Termination provisions described above.  All of the aforementioned payments would be paid by us in a lump-sum amount no later than 30 days after the date of his termination.

Reduction in Payments.  In the event that any payment or distribution by us to or for the benefit of Mr. McAlmont pursuant to the terms of the employment agreement or otherwise would be considered a “parachute payment” and the amount of the parachute payment, after deduction of all relevant taxes, including excise taxes imposed by Section 4999 of the Internal Revenue Code, is less than the amount Mr. McAlmont would receive if he was paid three times his average “base amount” less $1.00, then the aggregate amounts constituting the parachute payment will be reduced (or returned by Mr. McAlmont if already paid to him) to an amount that will equal three times his average “base amount” less $1.00.

Noncompetition.    Mr. McAlmont is subject to a noncompetition restrictive covenant during the term of his employment and for two years thereafter, although the covenant will not apply if his employment is terminated due to an Involuntary Termination or he resigns during the 30-day period commencing on the first anniversary of a Change in Control.

Nonsolicitation.    Mr. McAlmont is subject to a nonsolicitation restrictive covenant of clients, employees and key consultants during the term of this employment and for one year thereafter.

Confidentiality.    Mr. McAlmont is subject to a confidentiality restrictive covenant of unlimited duration.

Waiver and Release.    Our obligations upon a termination of employment under Mr. McAlmont’s employment agreement are subject to Mr. McAlmont executing and delivering a waiver and release (relating to his release of claims against us) in a form reasonably and mutually agreed upon.

Employment Agreements with Messrs. Shaw and Ribeiro

The terms of the Company’s employment agreements for Messrs. Shaw and Ribeiro are identical to those set forth in Mr. McAlmont’s employment agreement described above, except that (a) Mr. Shaw will serve as Executive Vice President and Chief Administrative Officer and will receive a minimum annual base salary of $375,000; (b) Mr. Ribeiro will serve as Senior Vice President, Chief Financial Officer and Treasurer, and will receive a minimum annual base salary of $364,500; and (d) in the event of an Involuntary Termination of either of Messrs. Shaw’s or Ribeiro’s employment term, each shall be entitled to receive a payment of one and one half times his base salary and average annual bonus (as opposed to two times).

“Involuntary Termination” generally means the termination of the executive’s employment by the executive for Good Reason (as defined below) or by the Company without Cause.

Prior to a Change in Control (as defined below), “Cause” generally means any of the following: (i) the executive’s willful failure to perform his duties in any material respect, (ii) malfeasance or gross negligence in the performance of his duties, (iii) the executive’s conviction of a felony, (iv) the executive’s intentional or reckless disclosure of confidential information, (v) the executive’s commission of an act of sexual harassment that would normally constitute grounds for termination, or (vi) any other act or omission by the executive which is materially injurious to the financial condition or business reputation of the Company or any of its affiliates . The definition also requires that the Executive be given 30 days’ notice to cure a breach of (i) and (ii) above.  After a Change in Control, Cause would not include (iii), (iv) and (v) above.

“Good Reason” generally means the occurrence of any of the following without the executive’s written consent: (i) a reduction in the executive’s base salary or minimum guaranteed annual bonus; (ii) an adverse change in the executive’s title, authority, duties or responsibilities; (iii) the relocation of the executive’s principal place of employment; (iv) a failure by the Company to pay material compensation when due; or (v) a material breach of the Employment Agreement by the Company.  The definition also requires that the Executive be given 10 days’ notice to cure any Good Reason that is susceptible to cure.

“Change in Control” generally means any of the following: (i) when a person directly or indirectly becomes the beneficial owner of 25% or more of either (1) the then outstanding common stock, or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (other than any acquisition directly from the Company, by the Company, or by an employee benefit plan sponsored by the Company); (ii) when, during any period of 24 consecutive months, the individuals who constitute the board of directors cease to constitute at least a majority thereof; (iii) when the shareholders approve a reorganization, merger or consolidation of the Company without the consent or approval of a majority of the board of directors; (iv) when there is a consummation of a merger, amalgamation or consolidation of the Company with any other corporation, the issuance of voting securities of the Company in connection with such a transaction or the sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation(unless there is no significant change in the beneficial ownership of the common stock); or (v) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Consulting Agreement with Mr. Carney

Mr. Carney was party to an employment agreement with the Company that terminated in accordance with its terms on December 31, 2010, at which time Mr. Carney retired from the position of Executive Chairman and Chairman of the Board.  Mr. Carney did not receive any severance or other compensation upon his retirement other than accelerated vesting of his equity awards in accordance with their terms. The value of the accelerated vesting of Mr. Carney’s equity was $111,672.

Upon termination, Mr. Carney entered into a consulting agreement with the Company that became effective on January 1, 2011.  The agreement provides for a two-year consulting period that may be terminated by either party for any reason upon 180 days notice.  During the consulting period, Mr. Carney will receive an annual consulting fee of $250,000.  In addition, for so long as Mr. Carney remains eligible to participate in the Company’s health plans pursuant to COBRA, the Company shall pay Mr. Carney a monthly cash payment equal to the employer portion of the premiums the Company pays for active employees.  The Company estimates that the aggregate amount of these monthly payments to Mr. Carney will be approximately $16,200.

Director Compensation

The following chart summarizes the annual cash compensation for the Company’s non-employee directors during 2010:

Director Compensation
for Fiscal Year End December 31, 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
(1)		(2)
Alvin O. Austin	45,333	55,000	100,333
Peter S. Burgess	67,000	55,000	122,000
James J. Burke, Jr.	50,500	55,000	105,500
Celia H. Currin	53,500	55,000	108,500
Paul E. Glaske	63,500	55,000	118,500
Charles F. Kalmbach	56,500	55,000	111,500
Alexis P. Michas	49,000	55,000	104,000
J. Barry Morrow	58,500	55,000	113,500
Jerry G. Rubenstein	14,500	-	14,500

(1)
David F. Carney and Shaun E. McAlmont do not receive any fees or stock awards for their service as a director.  Mr. Carney retired and resigned from the board effective as of December 31, 2010.  Upon his retirement he entered into a consulting agreement which is described above under “Employment-Related Arrangements.”

(2)
Represents the grant date fair value of restricted stock awards.  The fair values of these grants were determined in accordance with Accounting for Stock Based Compensation (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in the Company’s financial statements.  See Note 1 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, regarding assumptions underlying the valuation of equity awards.  These grants vest on the first anniversary of the award date.

The following table lists the cumulative shares of restricted stock held by our non-employee directors as of December 31, 2010:

Name	Restricted Shares
Alvin O. Austin	2,203
Peter S. Burgess	15,644
James J. Burke, Jr.	15,644
Celia H. Currin	16,200
Paul E. Glaske	15,644
Charles F. Kalmbach	8,606
Alexis P. Michas	15,644
J. Barry Morrow	16,200

Compensation of Directors

In 2010, the Company paid each of its non-employee directors an annual retainer of $40,000 for services to the Company.  In addition, each non-employee director received $1,500 per board meeting attended in person or by telephone.  Non-employee directors on committees of the board each received an additional payment of $1,500 for each committee meeting attended on a day other than the day of a board meeting for which that director has been compensated.  The Audit Committee Chairman received an additional $15,000 annual retainer, the Nominating and Corporate Governance Committee Chairman received an additional $10,000 annual retainer and the Compensation Committee Chairman received an additional $5,000 annual retainer.

Beginning in 2011, the Compensation Committee Chairman’s annual retainer will increase to $10,000.  In addition, the Non-Executive Chairman will receive an annual retainer of $80,000.  Fifty percent of this retainer will be paid in cash and the remaining 50% will be paid in restricted stock (with the number of shares based upon the fair market value of a share of the Company’s common stock on the date of grant).  The restricted stock vests in full on the first anniversary of the grant date.

Non-employee directors are also eligible to receive awards of restricted stock under the 2005 Non-Employee Directors Restricted Stock Plan (the “Restricted Stock Plan”) as compensation for their services as directors.

Initial Grant of Restricted Stock.  Pursuant to the Restricted Stock Plan, each non-employee director receives an initial award of shares of restricted stock equal to $60,000 (based on the fair market value of a share of common stock on the date of grant) for service as a director of the Company on the first day of the calendar month following the month in which such non-employee director first becomes a non-employee director.

Annual Grants of Restricted Stock.  The Restricted Stock Plan also provides that, as of the date of each annual meeting, each non-employee director shall automatically receive an award of shares of restricted stock equal to $55,000 (based on the fair market value of a share of common stock on the date of grant) for service as a director of the Company, provided that such non-employee director continues to serve as a director of the Company immediately after such annual meeting.  On April 30, 2010, 17,624 shares of common stock were awarded to each of our eight non-employee directors.  The per share fair market value of the common stock on April 30, 2010, was $24.96.

All awards of common stock under the Restricted Stock Plan prior to 2010 vest ratably on the first, second and third anniversary of the grant date.  Beginning in 2010, all awards of common stock under the Restricted Stock Plan vest on the first anniversary of the grant date.  There is no vesting period on the right to vote or the right to receive dividends on these shares.  As of December 31, 2010, there were a total of 121,866 shares outstanding under the Restricted Stock Plan of which 84,954 shares are vested.

Audit Committee Report

The Audit Committee assists the board of directors in fulfilling its oversight responsibilities with respect to the Company’s financial reporting process, by monitoring, among other matters, the quality and integrity of the Company’s financial statements, the independence and performance of Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm, and the performance of the Company’s internal auditors.  Management has primary responsibility for preparing the financial statements and for the reporting processes, including the design and maintenance of the Company’s system of internal controls.  The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and opining upon the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB).  The Audit Committee is solely responsible for the compensation, appointment and oversight of the Company’s independent registered public accounting firm.

        In this context, the Audit Committee has met and held discussions with management, the independent registered public accounting firm and the internal auditors, separately and together, with and without management present, regarding the Company’s audited financial statements as of December 31, 2010, and for the year then ended and regarding the Company’s internal controls.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S.  The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380 (Communications with Audit Committees).  Further, the Audit Committee discussed with the internal auditors the Company’s plans for and scope of internal audits, identification of audit risks and results of audit activities.

The Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management.  As part of that review, the Company’s independent registered public accounting firm submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees) in which D&T affirmed its independence from the Company.  Further, the Audit Committee discussed with D&T the firm’s independence and considered whether D&T’s provision of non-audit services to the Company was compatible with maintaining D&T’s independence.  The Audit Committee concluded that D&T is independent from the Company and its management.

Based upon the considerations described above and subject to the limitations upon the role and responsibilities of the Audit Committee as set forth in the Audit Committee’s charter, the Audit Committee recommended to the board of directors that the audited financial statements for the year ended December 31, 2010, be included in the Company’s 2010 Annual Report on Form 10-K.

AUDIT COMMITTEE
Peter S. Burgess, Chairman
Celia H. Currin
Charles F. Kalmbach
Alvin O. Austin

PROPOSAL 2:  ADVISORY VOTE ON THE COMPANY’S COMPENSATION
OF NAMED EXECUTIVE OFFICERS

Pursuant to the rules of the Securities and Exchange Commission adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide shareholders with an advisory “say-on-pay” vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and tabular and narrative disclosures of this proxy statement.

We encourage shareholders to read the Compensation Discussion and Analysis beginning on page 12 of this proxy statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative which provide detailed information on the compensation of our named executive officers.  The Compensation Committee and the board of directors believe that the policies and procedures articulated in this proxy statement are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

The board unanimously recommends a vote for the following resolution:

“RESOLVED, that the shareholders hereby approve the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation disclosure tables and any related narrative disclosure in this proxy statement.”

Although the vote on this Proposal 2 is advisory and non-binding, the Compensation Committee and the board will review the voting results on the proposal and will consider shareholder views in connection with our executive compensation program.

Our board of directors unanimously recommends a vote FOR the proposal to approve the compensation of named executive officers described in this proxy statement.  Proxies that are executed and returned will be voted FOR that proposal, except to the extent that particular proxies contain instructions to vote against, or to abstain from voting with regard to, that proposal.

PROPOSAL 3:  ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTES ON
THE COMPANY’S COMPENSATION OF NAMED EXECUTIVE OFFICERS

In addition to the advisory vote on executive compensation set forth in Proposal 2 above, the Dodd-Frank Act requires that shareholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future.  After thoughtful consideration, the board believes that holding an advisory vote on executive compensation every one year is the most appropriate policy for our shareholders and the Company at this time.  Prior to voting on this proposal, shareholders are encouraged to read the Compensation Discussion and Analysis beginning on page 12 as well as the Summary Compensation Table and other related compensation tables and narratives, which more thoroughly discuss the Company’s compensation policies and programs.

While the board recommends that shareholders vote to hold the say-on-pay vote every year, the voting options are to hold the say-on-pay vote every 1 year, 2 years or 3 years.  Shareholders may also abstain from voting on this proposal.  We will view whichever of 1 year, 2 years or 3 years that receives the greatest number of votes as being the frequency that is favored by our shareholders.

As is the case with Proposal 2, the vote on the frequency of the advisory vote on executive compensation set forth in this Proposal 3 is advisory and non-binding.  The Compensation Committee and the board will review the voting results on the proposal and will consider shareholder views in determining the frequency.  While the board currently anticipates holding the vote annually, if there is a clear shareholder preference for voting less than frequently than annually, the board of directors would consider that in deciding whether to change its decision to hold an annual vote.

Our board of directors unanimously recommends a vote in favor of our having an advisory vote on the compensation of our named executive officers every ONE year.  Proxies that are executed and returned will be voted in favor of our having an advisory vote on the compensation of our named executive officers every ONE year, except to the extent that particular proxies contain instructions to vote for a different frequency of advisory votes or to abstain from voting with regard to the frequency of advisory votes.

PROPOSAL 4:  APPROVAL OF AMENDED AND RESTATED
2005 LONG-TERM INCENTIVE PLAN

Overview

On March 1, 2011, the board of directors approved, subject to shareholder approval, an amendment and restatement of the 2005 Long-Term Incentive Plan (the “Plan”).   The primary purposes of the amendment to the Plan are to (1) increase the aggregate number of shares available for issuance under the Plan from 1,000,000 shares to 2,300,000 shares (an increase of 1,300,000), (2) extend the term of the Plan so that the Plan expires on the tenth anniversary of the date it is approved by shareholders (e.g. April 29, 2021 and  (3) approve the performance goals under the Plan (as described below) for purposes of Section 162(m) of the Internal Revenue Code.

The Plan, which was originally approved by shareholders in 2005, was established for two reasons.  First, the Plan promotes the long-term success of the Company by providing eligible individuals with the opportunity to obtain a proprietary interest in the Company through the grant of equity-based awards.  These awards will provide participants with incentives to contribute to the Company’s long-term growth and profitability.  Second, the Plan will assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company.

The board of directors believes that the use of equity awards as a component of its compensation program is essential to its continued success and vital to its ability to attract and retain highly skilled employees.  Our equity awards foster an ownership culture among employees by aligning the financial interests of employees with those of our shareholders.  Equity awards also help motivate employees to perform at peak levels because the value of these awards is linked to the Company’s long-term performance.

The Company does not have an annual equity award grant program.  In 2009, we granted restricted shares to approximately 10 employees including all of our named executive officers.  No equity award grants were made in 2010.  As detailed below, on February 23, 2011, the Compensation Committee approved the grant of an aggregate of 219,325 time-based restricted shares to certain members of our senior management. This represents 60% of each executive officer’s 2011 restricted share award.  At the same time, the Compensation Committee approved the dollar value of performance-based shares to our named executive officers subject to shareholder approval at the 2011 Annual Meeting.  The performance-based shares will vest in equal installments over four years based upon the attainment of annual earnings before interest, taxes, depreciation and amortization (EBITDA) targets set by the Compensation Committee for each year during the performance period. The performance-based shares, which represent approximately 40% of each executive officer’s 2011 restricted share award, will be granted on the date of our 2011 Annual Meeting provided that this Proposal 4 is approved by our shareholders.

As of March 15, 2011, there were 515,434 shares of common stock available for issuance under the Plan.

The board recommends that the Company’s shareholders approve the Plan because it believes that employee ownership in the Company serves the best interests of all shareholders by promoting a focus on long-term increase in shareholder value.

The following is a summary of the principal provisions of the Plan, but is not intended to be a complete description of all its terms and provisions. This description is qualified by reference to the Plan document, which is attached to this proxy as Annex A.

The affirmative vote of a majority of the shares represented and entitled to vote at the 2011 Annual Meeting is required to approve these amendments to the Plan. On March 15, 2011, the closing market price of the Company’s common stock on the NASDAQ was $14.99.

Administration

The Plan is generally administered by the Compensation Committee. The Compensation Committee has the full authority to construe and interpret the Plan subject to the Plan’s terms and conditions, including the authority to determine who will be granted awards, the terms and conditions of awards, and the number of shares subject to, or the cash amount payable with respect to, an award.

Eligibility

The Compensation Committee has the authority under the Plan to select the individuals who will be granted awards from among the officers, employees, directors, consultants, advisors, and independent contractors of the Company or any of its subsidiaries. The Compensation Committee also may delegate its authority to grant awards (other than to executive officers) to a subcommittee(s) or appropriate officers of the Company.

Number of Shares Available for Issuance

If this Proposal Number 4 is approved by the shareholders, the maximum aggregate number of shares of Company common stock that may be issued under the Plan will be 2,300,000, plus any shares that were available for issuance under the Company’s prior plan as of the date the Plan was originally approved by our shareholders or that become available for issuance upon cancellation or expiration of awards granted under the prior plan without having been exercised or settled.  As of March 15, 2011, there were 515,434 shares of common stock available for issuance under the Plan.  If Proposal 4 is approved, there will be 1,815,434 shares currently available for issuance.  Shares issued under the Plan may be authorized and unissued shares or may be issued shares that have been reacquired by the Company.

Shares covered by awards granted under the Plan that are forfeited or cancelled or otherwise expire without having been exercised or settled generally will become available for issuance pursuant to a new award. In addition, if an award is settled through the payment of cash or other non-share consideration, the shares subject to the award will become available for issuance pursuant to a new award. Shares that are tendered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations will also be available for issuance pursuant to a new award. Notwithstanding the above, upon the cancellation of a stock appreciation right granted in tandem with an option or the cancellation of an option granted in tandem with a stock appreciation right no shares will become available for issuance pursuant to a new award.

Types of Awards; Limits

The Compensation Committee may grant the following types of awards under the Plan: options; restricted shares; restricted share units; performance share units; stock appreciation rights; and other awards based on, or related to, shares of Company common stock.  However, the Plan contains various limits with respect to the types of awards, as follows:

•	the maximum number of shares that may be issued pursuant to options and stock appreciation rights granted to any eligible individual in any calendar year is 300,000 shares; and

•
the maximum amount of restricted shares, restricted share units, and performance share units that may be awarded to any eligible individual in any calendar year is five million dollars ($5,000,000) measured as of the date of grant (with respect to awards denominated in cash) and 300,000 shares measured as of the date of grant (with respect to awards denominated in shares).

Stock Options

A stock option is the right to acquire shares of Company common stock at a fixed exercise price for a fixed period of time (generally up to ten years).  The exercise price is set by the Compensation Committee but cannot be less than 100% of the fair market value of Company common stock on the date of grant.  The term of a stock option may not exceed ten years.

The Compensation Committee may grant either incentive stock options or nonqualified stock options.  As described in detail below, incentive stock options entitle the participant, but not the Company, to preferential tax treatment. The Compensation Committee determines the rules and procedures for exercising options. The exercise price may be paid in cash, shares, a combination of cash and shares, through net settlement (meaning the Company withholds shares otherwise issuable upon exercise to pay the exercise price), or by any other means authorized by the Compensation Committee, including cashless exercise, a procedure whereby vested shares covered by the option are sold by a broker and a portion of the sale proceeds are delivered to the Company to pay the exercise price.

Stock Appreciation Rights

Stock appreciation rights are awards that entitle the participant to receive an amount equal to the excess, if any, of the fair market value on the exercise date of the number of shares for which the stock appreciation right is exercised over the grant price.  The grant price is set by the Compensation Committee, but cannot be less than 100% of the fair market value of Company common stock on the date of grant.  Payment to the participant on exercise may be made in cash or shares, as determined by the Compensation Committee.  If the Compensation Committee determines at the time of grant that a stock appreciation right may be settled only in shares, the term may not exceed ten years.  The Compensation Committee may grant stock appreciation rights in tandem with an option.

Restricted Shares

Restricted share awards are shares of Company common stock that are subject to cancellation, restrictions, and vesting conditions, as determined by the Compensation Committee.  The shares may be either granted or sold to the participant.

Restricted Share Units

Restricted share units entitle a participant to receive one or more shares of Company common stock in the future upon satisfaction of vesting conditions determined by the Compensation Committee.  The Compensation Committee determines whether restricted share units will be settled through the delivery of shares, cash of equivalent value, or a combination of shares and cash.

Performance Share Units

Performance share units entitle a participant to receive a target number of shares if specified performance targets are achieved during a specified performance period.  The Compensation Committee sets the performance targets and performance period at the date of grant. When the Compensation Committee determines the performance targets have been satisfied, performance share units are settled through the delivery of shares of Company common stock, cash of equivalent value, or a combination of cash and shares.

Other Awards

The Compensation Committee also may grant other forms of awards that generally are based on the value of shares of Company common stock.  These other awards may provide for cash payments based in whole or in part on the value or future value of shares, may provide for the future delivery of shares to the participant, or may provide for a combination of cash payments and future delivery of shares.

Section 162(m) Performance-Based Awards

The Compensation Committee may determine whether any award is a “performance-based” award for purposes of Section 162(m) of the Internal Revenue Code.  Any awards designated to be “performance-based compensation” will be conditioned on the achievement of one or more specified performance goals established by the Compensation Committee at the date of grant.  The performance goals will be comprised of specified levels of one or more of the following performance criteria, as the Compensation Committee deems appropriate:

•	net income;
•	cash flow or cash flow on investment;
•	pre-tax or post-tax profit levels or earnings; net operating profit after tax;
•	operating earnings;
•	return on investment; net operating profit after tax;
•	earned value added; earned value added expense reduction levels;
•	free cash flow; free cash flow per share;
•	earnings per share; net earnings per share;
•	return on assets; return on net assets; return on equity; return on capital;
•	return on sales; sales growth; sales volume;
•	growth in managed assets;
•	operating margin; operating income; operating cost management;
•	economic profit; profit in excess of cost of capital;
•	return on invested capital;
•	total stockholder return or stock price appreciation;
•	dividends;
•	market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas;
•	reduction of losses, loss ratios or expense ratios;
•	reduction in fixed costs;
•	cost of capital;
•	debt reduction;
•	productivity improvements;
•	inventory turnover measurements;
•	customer satisfaction based on specified objective goals or a Company-sponsored customer survey;
•	EBITDA; adjusted EBITDA;
•	EBITA; adjusted EBITA;

•	revenue; revenue before deferral; net revenues; operating revenues;
•	Share price,

in each case determined in accordance with generally accepted accounting principles consistently applied on a business unit, subsidiary or consolidated basis or any combination thereof.

The performance goals may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit.  Performance goals may be measured on an absolute or cumulative basis, or on the basis of percentage of improvement over time. Further, performance goals may be measured in terms of Company performance (or performance of the applicable subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

The applicable performance goals will be established by the Compensation Committee within 90 days following the commencement of the applicable performance period (or such earlier or later date as permitted or required by Section 162(m)).  Each participant will be assigned a target number of shares of Company common stock or cash value payable if target performance goals are achieved. The Compensation Committee will certify the attainment of the performance goals at the end of the applicable performance period. If a participant’s performance exceeds such participant’s target performance goals, the number of shares of Company common stock or the cash value payable under the performance-based award may be greater than the target number, but in no event can the amounts exceed the award limits described above. In addition, unless otherwise provided in an award agreement, the Compensation Committee may reduce the number of shares or cash value payable with respect to a performance-based award even if the performance objectives are satisfied.

Amendment and Termination; Term

Generally, the board may terminate, amend, modify, or suspend the Plan at any time.  The Company will obtain shareholder approval of any termination, amendment, modification, or suspension if required by applicable law or NASDAQ rule.  Subject to limited exceptions, no termination, amendment, modification, or suspension may materially impair the rights of a participant with respect to an outstanding award without the participant’s consent.  Unless terminated earlier, the Plan will expire in 2021, on the tenth anniversary of the date on which it was approved by shareholders and no additional awards may be granted after this date.  Awards granted prior to this date will remain outstanding in accordance with their terms.

Change of Control

In the event of a transaction constituting a change in control of the Company (as determined by the Compensation Committee), the Compensation Committee may take steps it considers appropriate with respect to outstanding awards, including accelerating vesting, modifying an award to reflect the transaction,  providing that outstanding awards will be assumed, or substituted for, by the surviving corporation or permitting or requiring participants to surrender options and stock appreciation rights in exchange for a cash payout equal to the difference between the highest price paid in the transaction and the exercise price. The treatment may be specified in the award document or determined at a subsequent time.

Other Provisions

Dividends and Dividend Equivalents.  The Compensation Committee may provide participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding award. Any such dividends or interest may either be paid currently or may be deemed to have been reinvested in shares, and may be settled in shares, cash, or a combination of cash and shares. No dividends or dividend equivalents will be paid with respect to options or stock appreciation rights.

Shareholder Rights.  A participant will have no rights as a shareholder with respect to shares covered by an award until the date the participant or his nominee becomes the holder of record of such shares.  Generally, no adjustment will be made for dividends or other rights for which the record date is prior to such date.

Repricing of Options and Stock Appreciation Rights.  Options and stock appreciation rights may not be repriced. To reprice an award means (i) to reduce the exercise or grant price, (ii) to cancel outstanding options or stock appreciation rights in exchange for cash or other awards or (iii) to grant a new award with a lower exercise or grant price in exchange for the cancellation of the original award. This provision will not apply if shareholder approval is obtained or such reduction, cancellation or grant is in connection with a corporate transaction involving the Company.

Adjustments or Changes in Capitalization.  In the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividends, recapitalization, reorganization, liquidation, merger or other similar corporate event or distribution of stock or property affecting the shares of Company common stock, the aggregate number of shares of available for issuance under the Plan, the various Plan limits, and the number of shares subject to, and exercise or grant price of, outstanding awards will be appropriately adjusted by the Compensation Committee in order to preserve the benefits or potential benefits intended to be made available to the participants.

Limited Transferability.  Generally, an award may only be transferred upon the participant’s death to a designated beneficiary or in accordance with the participant’s will or the laws of descent or distribution, and pursuant to a domestic relations order. The Compensation Committee also may permit limited transferability, generally to a participant’s family member, a trust for the benefit of a family member, a charitable organization, or any other individual or entity permitted under law and the rules of the exchange that lists the applicable award.

New Plan Benefits

The number of awards that an individual may receive under the Plan is in the sole discretion of the Compensation Committee and therefore cannot be determined in advance.  In 2010, no grants were made under the Plan.  On February 23, 2011, the Compensation Committee approved grants of time-based restricted share awards to certain members of our senior management.  The time-based awards vest over four years with 20% vesting on the date of grant and on each of the first through fourth anniversaries.

In addition, on February 23, 2011, the Compensation Committee approved the dollar value of performance-based share awards to certain members of our senior management.  The grant of the performance-based shares will be made on the date of our 2011 Annual Meeting, subject to approval of this Proposal 4 by our shareholders.  The number of shares will equal the dollar value of the award set forth below divided by the closing price of our common stock on the day prior to the grant date.  The performance-based shares vest in equal installments over four years based upon the attainment of annual EBITDA targets set by the Compensation Committee for each year during the performance period.  The contingency of the grant of the performance-based shares is necessary to classify the awards as “performance-based” for purposes of Section 162(m) of the Internal Revenue Code.  If this Proposal 4 is not approved by our shareholders the Compensation Committee will continue to have authority to grant awards under the Plan as currently in effect; however, such award may not be deductible by the Company.

Name and Position	Award Type	Dollar Value	Number of Shares
David F. Carney, Former Executive Chairman	Time-Based Restricted Shares	-	-
	Performance-Based Shares	-	-
Shaun E. McAlmont, President and Chief Executive Officer	Time-Based Restricted Shares	$900,000	58,747
	Performance-Based Shares	$600,000	-
Scott M. Shaw, Executive Vice President and Chief Administrative Officer	Time-Based Restricted Shares	$600,000	39,165
	Performance-Based Shares	$400,000	-
Cesar Ribeiro, Senior Vice President, Chief Financial Officer and Treasurer	Time-Based Restricted Shares	$480,000	31,332
	Performance-Based Shares	$320,000	-
All Named Executive Officers as group	Time-Based Restricted Shares	$1,980,000	129,244
	Performance-Based Shares	$320,000	-
All Employees (other than Named Executive Officers) as group	Time-Based Restricted Shares	$1,380,000	90,081
	Performance-Based Shares	$920,000	-

U.S. Federal Income Tax Consequences

Nonqualified Stock Options and Stock Appreciation Rights.  A participant will not recognize taxable income upon the grant of a nonqualified stock option or stock appreciation right. Upon exercise, the participant will recognize ordinary income equal to the amount the fair market value of the shares on the exercise date exceeds the exercise or grant price. Upon subsequent sale of the acquired shares, any additional gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year.

Incentive Stock Options.  A participant will not recognize taxable income when an incentive stock option is granted or exercised. However, the excess of the fair market value of the covered shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes. If the participant exercises the option and holds the acquired shares for more than two years following the date of option grant and more than one year after the date of exercise, the difference between the sale price and exercise price will be taxed as long-term capital gain or loss. If the participant sells the acquired shares before the end of the two-year and one-year holding periods, he or she generally will recognize ordinary income at the time of sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain will be capital gain, long-term if the shares have been held for more than one year.

Restricted Shares, Restricted Share Units, Performance Share Units.  A participant will not recognize taxable income upon the grant of restricted shares, restricted shares units, or performance share units.  Instead, the participant will recognize ordinary income at the time of vesting equal to the fair market value of the shares (or cash) received minus any amounts the participant paid. Any subsequent gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year. For restricted shares only, the participant may instead elect to be taxed at the time of grant. If the participant makes such an election, the one year long-term capital gains holding period begins on the date of grant.

Tax Effect for the Company. The Company generally will receive a deduction for any ordinary income recognized by a participant with respect to an award. However, special rules limit the deductibility of compensation paid to named executive officers.  Under Section 162(m) of the U.S. tax code, the annual compensation paid to named executive officers may not be deductible to the extent it exceeds $1,000,000. However, the Company may preserve the deductibility of compensation over $1,000,000 if certain conditions are met. These conditions include shareholder approval of the Plan, setting limits on the number of shares that may be issued pursuant to awards, and, for awards other than options and stock appreciation rights, establishing performance criteria that must be met before the award will be paid or vest.  As described above, the Plan has been designed to permit the Compensation Committee to grant awards that qualify as “performance-based compensation” for purposes of Section 162(m) and to exclude these awards from the $1,000,000 calculation.

The foregoing is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel. The foregoing is intended to be a general discussion of U.S. Federal tax consequences, and does not cover other aspects of an individual’s unique tax situation, such as the tax consequences of deferred compensation or state and local taxes.

Required Vote

A majority of the votes cast at the 2011 Annual Meeting will be required to approve the Amended and Restated 2005 Long-Term Incentive Plan.

The board of directors recommends a vote FOR the approval of the Amended and Restated 2005 Long-Term Incentive Plan.

PROPOSAL 5:  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP, which has served as the Company’s independent registered public accounting firm since 1999, to be the Company’s independent registered public accounting firm for the year ending December 31, 2011. Deloitte & Touche LLP has advised the Company that it does not have any direct or indirect financial interest in the Company. Representatives of Deloitte & Touche LLP are expected to attend the annual meeting and will be given the opportunity to make a statement if they choose to do so. They will also be available to respond to appropriate questions.

Before appointing Deloitte & Touche LLP, the Audit Committee carefully considered Deloitte & Touche LLP’s qualifications, including the firm’s performance as independent registered public accounting firm for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with its independence from the Company.

Shareholders will be asked at the annual meeting to ratify the appointment of Deloitte & Touche LLP. If the shareholders ratify the appointment, the Audit Committee may still, in its discretion, appoint a different independent registered public accounting firm at any time during the year 2011 if it concludes that such a change would be in the best interests of the Company. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider, but not necessarily rescind, the appointment of Deloitte & Touche LLP.

Fees Billed by Independent Registered Public Accounting Firm

As more fully described below, all services to be provided by Deloitte & Touche LLP are pre-approved by the Audit Committee, including audit services, tax services and certain other services.

The SEC requires disclosure of fees billed by the Company’s independent registered public accounting firm for certain services.  The following table sets forth the aggregate fees billed to Deloitte & Touche LLP during the years ended December 31, 2010 and 2009:

Fee Category	2010	2009
Audit and Audit Related Fees	$930,500	$920,400
Tax Fees	313,250	215,375
All Other Fees	3,600	3,600

Total Fees	$1,247,350	$1,139,375

Audit and Audit Related Fees consisted principally of audit services of our consolidated financial statements, review of our quarterly financial statements, services that are normally provided by the independent auditors in connection with statutory and regulatory filings and the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Fees consisted principally of professional services rendered by Deloitte & Touche LLP in connection with the Company’s tax compliance activities, including technical and tax advice related to the preparation of tax returns.

All Other Fees consisted of professional services rendered in connection with the Company’s 401(k) and pension plan audits, registration statements on Form S-3 and related offerings of our common stock and consultation regarding the acquisition of Baran Institute of Technology, Inc.

Audit Committee Pre-Approval Policy

The Audit Committee approves, prior to engagement, all audit and non-audit services provided by Deloitte & Touche LLP and all fees to be paid for such services. All services are considered and approved on an individual basis. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

Required Vote

A majority of the votes cast at the annual meeting will be required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011.

The board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011.

ANNUAL REPORT AND FINANCIAL STATEMENTS AND
COMMITTEE AND CORPORATE GOVERNANCE MATERIALS OF THE COMPANY

Copies of the Company’s Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2010, including the Company’s consolidated financial statements and financial statement schedule, will be mailed to interested shareholders, without charge, upon written request.  Exhibits to the Form 10-K will be provided upon written request and payment to the Company of the cost of preparing and distributing those materials. The current charters of the board’s Audit, Compensation, Nominating and Corporate Governance Committees, along with the Company’s Code of Business Ethics and Conduct and Integrity Assurance Program, are available to interested shareholders upon request and are posted on our website at www.lincolnedu.com. Written requests should be sent to Lincoln Educational Services Corporation, 200 Executive Drive, Suite 340, West Orange, New Jersey 07052, Attention: Investor Relations.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

The board of directors has adopted corporate governance guidelines, which include guidelines for determining director independence, director responsibilities, director access to management and independent advisors, and director stock ownership guidelines.

The board of directors has adopted an Integrity Assurance Program – A Code of Business Ethics and Conduct that applies to all directors, officers and employees and that is intended, among other things, to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and related SEC and NASDAQ Marketplace Rules requiring a code of ethics for a company’s directors, officers and employees. A copy of the Integrity Assurance Program – A Code of Business Ethics and Conduct is posted on our website at www.lincolnedu.com. The Audit Committee must approve any requests for amendments to or waivers from the Integrity Assurance Program with respect to directors and executive officers and the Company intends to report such amendments or waivers that are required to be reported pursuant to the rules of the SEC and the NASDAQ Global Select Market on the Company’s website.

Transactions with Related Persons

The Company recognizes that related person transactions present a heightened risk of conflicts of interest.  As a general matter, it is the preference of the Company to avoid related person transactions.  The term “related person transaction” refers to a transaction required to be disclosed pursuant to Item 404 of Regulation S-K, under the Securities Act of 1933, as amended.

Nevertheless, the Company recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders.  As a result, pursuant to the Company’s Audit Committee written charter, the Audit Committee is charged with the responsibility to review and approve all related person transactions on an ongoing basis.  All such transactions must be approved in advance by the Audit Committee.

In addition, the Company’s Code of Business Ethics and Conduct (the “Code of Conduct”) contains policies and procedures with respect to conflicts of interest and related person transactions.  The Code of Conduct requires that all directors, officers, employees and certain other persons subject to the Code of Conduct, adhere to it and prohibits certain arrangements that may be relevant to related person transactions including, but not limited to, prohibitions against: obtaining a substantial interest in any entity which does or seeks to do business with, or is a competitor of, the Company; entering into various arrangements (including family or other relationships) which might dissuade such director, officer, employee or other person from acting in the best interest of the Company; entering into a financial transaction or relationship with a student, prospect, vendor, agent or competitor of the Company; benefiting, or seeking to benefit, (directly or indirectly) from such person’s position with the Company from any sale, purchase or other activity of the Company; using Company property or information for personal gain; obtaining loans or guarantees for personal obligation from the Company; and competing with the Company.

On December 9, 2010, we repurchased 5,307 shares of our common stock from our Executive Chairman in connection with his exercise of 60,000 shares on the same date.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals that are intended to be presented at the 2011 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company, in writing, no later than November 26, 2011, in order to be considered for inclusion in the Company’s proxy materials for that annual meeting. Shareholder proposals and shareholder nominations for election to the board of directors must also comply with the current advance notice and other requirements set forth in the Company’s bylaws to be eligible to be presented at an annual meeting. These requirements include, in part, the requirement that any such proposal or nomination must, with certain exceptions if the date of the annual meeting is advanced or delayed more than 30 days from that of the first anniversary of this year’s annual meeting, be submitted to the Secretary of the Company at least 120 and not more than 150 days prior to the first anniversary of the date of mailing of the notice for this year’s annual meeting (or between October 30, 2011, and November 29, 2011, based on this year’s notice mailing date of March 28, 2011).

COMMUNICATING WITH THE BOARD OF DIRECTORS

You may contact any non-employee director, or the entire board, at any time. Your communication should be sent to the Lincoln Educational Services Corporation Board of Directors – Non-Employee Directors, c/o Corporate Secretary, Lincoln Educational Services Corporation, 200 Executive Drive, Suite 340, West Orange, New Jersey 07052.

Communications are distributed to the board, or any board member as appropriate, depending on the facts and circumstances outlined in the communication. Certain items that are unrelated to the duties and responsibilities of the board will be excluded, such as spam and other junk mail, resumes and other job inquiries, surveys and business solicitations or advertisements.

Material that is unduly hostile, threatening, illegal or similarly unsuitable will also be excluded. We will make available to any non-employee director any communication that is filtered in accordance with the process described above, at that director’s request.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that unless shareholders give contrary instructions, only one copy of our proxy statement or annual report may be sent to multiple shareholders in each household who share an address. We will promptly deliver a separate copy of either document to you if you call or write to us at the following address or telephone number: Lincoln Educational Services Corporation, c/o Corporate Secretary, 200 Executive Drive, Suite 340, West Orange, New Jersey 07052, telephone (973) 736-9340. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER INFORMATION

Proxy authorizations submitted via the Internet must be received by 7:00 p.m. (Eastern Time) on April 28, 2011. To give your proxy authorization via the Internet, please read the instructions accompanying the enclosed proxy card. Costs associated with electronic access, such as from access providers, will be borne by the shareholder.

By Order of the Board of Directors

/s/ Kenneth M. Swisstack
Kenneth M. Swisstack
Corporate Secretary
West Orange, New Jersey
March 28, 2011

ANNEX A

LINCOLN EDUCATIONAL SERVICES CORPORATION
AMENDED AND RESTATED
2005 LONG-TERM INCENTIVE PLAN

1.	Purposes of the Plan

The purpose of the Plan is to provide an incentive to certain officers, employees and consultants of the Company and its Subsidiaries to increase their interest in the Company’s success by offering them an opportunity to obtain a proprietary interest in the Company through the grant of equity-based awards.

2.	Definitions and Rules of Construction

(a)           Definitions.  For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Award” means an Option, Restricted Share, Restricted Share Unit, Performance Share Unit, Stock Appreciation Right or Other Award granted by the Committee pursuant to the terms of the Plan.

“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee which sets forth the terms and conditions of an Award.  An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.

“Board” means the Board of Directors of the Company.

“CEO” means the Chief Executive Officer of the Company.

“Code” means the Internal Revenue Code of 1986, as amended and the applicable rulings and regulations thereunder.

“Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan which committee shall meet the requirements of Section 162(m) of the Code, Section 16(b) of the Exchange Act and the applicable rules of the NASDAQ Stock Market; provided, however, that, if any Committee member is found not to have met the qualification requirements of Section 162(m) of the Code and Section 16(b) of the Exchange Act, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

“Common Stock” means the common stock of the Company, no par value per share, or such other class of shares or other securities as may be applicable under Section 13(b) of the Plan.

“Company” means Lincoln Educational Services Corporation or any successor to substantially all of its business.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“EBITA” means the Company’s earnings before interest, taxes and amortization.

“Effective Date” means the date in 2011 on which the Plan (as amended and restated) is approved by the stockholders of the Company.

“Eligible Individual” means an individual described in Section 4(a) of the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” means (i) if the Common Stock is listed on a securities exchange or is traded over the NASDAQ Stock Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange or traded over the NASDAQ Stock Market, the mean between the bid and offered prices as quoted by the NASDAQ Stock Market for such date, provided that if it is determined that the fair market value is not properly reflected by such NASDAQ Stock Market quotations, Fair Market Value shall be determined by such other method as the Committee determines in good faith to be reasonable.

“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to Section 7 of the Plan.

“Other Award” means any form of Award other than an Option, Restricted Share, Restricted Share Unit, Performance Share Unit or Stock Appreciation Right granted pursuant to Section 11 of the Plan.

“Participant” means an Eligible Individual who has been granted an Award under the Plan.

“Performance Period” means the period established by the Committee and set forth in the applicable Award Document over which Performance Targets are measured.

“Performance Share Unit” means a right to receive a Target Number of shares of Common Stock (or cash, if applicable) payable at the end of a Performance Period, subject to the achievement of the applicable Performance Targets, granted pursuant to Section 9 of the Plan.

“Performance Target” means the targets established by the Committee from among the performance criteria set forth in Section 6(f) and set forth in the applicable Award Document.

“Permitted Transferee”  means (i) a charitable institution, (ii) a Participant's family member, (iii) one or more trusts established in whole or in part for the benefit of one or more of such family members, (iv) one or more entities which are beneficially owned in whole or in part by one or more such family members, or (v) any other individual or entity permitted under law and the rules of NASDAQ Stock Market or any other exchange that lists the applicable Award.

“Plan” means the Lincoln Educational Services Corporation Amended and Restated 2005 Long-Term Incentive Plan as described herein.

“Plan Limit” means the maximum aggregate number of shares that may be issued for all purposes under the Plan as set forth in Section 5(a) of the Plan.

“Prior Plan” means the Lincoln Technical Institute Management Stock Option Plan.

“Restricted Share” means one or more Restricted Shares granted or sold pursuant to Section 1(a) of the Plan.

“Restricted Share Unit” means a right to receive a share of Common Stock (or cash, if applicable) in the future, subject to time vesting and the Participant’s continued employment with the Company, granted pursuant to Section 8(b) of the Plan.

“Stock Appreciation Right” means a right to receive all or some portion of the appreciation on shares of Common Stock granted pursuant to Section 10 of the Plan.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.  For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

“Target Number” means the target number of shares of Common Stock or cash value established by the Committee and set forth in the applicable Award Document.

(b)           Rules of Construction.  The masculine pronoun shall be deemed to include the feminine pronoun and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise.  Unless the text indicates otherwise, references to sections are to sections of the Plan.

3.	Administration

(a)           Committee.  The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof, to:

(i)            select the Participants from the Eligible Individuals;

(ii)           grant Awards in accordance with the Plan;

(iii)          determine the number of shares of Common Stock subject to each Award or the cash amount payable in connection with an Award;

(iv)          determine the terms and conditions of each Award, including, without limitation, those related to term, vesting, forfeiture, payment, settlement, exercisability, Performance Periods, Performance Targets, Target Numbers, and the effect, if any, of a Participant’s termination of employment with the Company or any of its Subsidiaries or a change in control or similar transaction of the Company;

(v)           subject to Section 16 of the Plan, to amend the terms and conditions of an Award after the granting thereof;

(vi)          specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;

(vii)         construe and interpret any Award Document delivered under the Plan;

(viii)        prescribe, amend, waive and rescind rules and procedures relating to the Plan;

(ix)           make factual determinations in connection with the administration or interpretation of the Plan;

(x)            employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom;

(xi)           vary the terms of Awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions or to procure favorable tax treatment for Participants; and

(xii)          correct any defects, supply any omission or reconcile any inconsistency in any Award Document or the Plan; and

(xiii)         make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan or any Award Document.

(b)           Plan Construction and Interpretation.  The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c)           Determinations of Committee Final and Binding.  All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(d)           Delegation of Authority.  To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees thereof or other persons or groups of persons as it deems necessary, appropriate or advisable under such conditions or limitations as it may set at the time of such delegation or thereafter; provided, however, that the Committee may not delegate its authority (i) to make Awards to employees (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) of the Code or (ii) pursuant to Section 17(d) of the Plan.  For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3(d).

(e)           Liability of Committee.  Subject to applicable laws, rules and regulations:  (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation as it may be amended from time to time.  In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

(f)           Action by the Board.  Anything in the Plan to the contrary notwithstanding, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4.	Eligibility

(a)           Eligible Individuals.  Awards may be granted to officers, employees, directors, consultants, advisers and independent contractors of the Company or any of its Subsidiaries; provided, however, that only employees of the Company or a parent or Subsidiary may be granted Incentive Stock Options.  The Committee shall have the authority to select the persons to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each such Participant.  Under the Plan, references to “employment” or “employed” include the engagement of Participants who are consultants, advisors and independent contractors of the Company or its Subsidiaries and the service of Participants who are Non-Employee Directors, except for purposes of determining eligibility to be granted Incentive Stock Options.

(b)           Grants to Participants.  The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant solely by reason of such Eligible Individual having received a prior Award or having been previously designated as a Participant.  The Committee may grant more than one Award to a Participant and may designate an Eligible Individual as a Participant for overlapping periods of time.

5.	Common Stock Subject to the Plan

(a)           Plan Limit.  Subject to Section 13(b), the maximum number of shares of Common Stock that may be awarded for all purposes under the Plan shall be the aggregate of     2.3 million shares of Common Stock, plus any shares of Common Stock that are available for issuance under the Prior Plan.  Shares of Common Stock issued pursuant to Awards under the Plan may be either authorized and unissued shares of Common Stock or shares of Common Stock held by the Company in its treasury, or a combination thereof.  All of the shares of Common Stock available under the Plan may be issued as Incentive Stock Options.

(b)           Rules Applicable to Determining Shares Available for Issuance.  For purposes of determining the number of  shares of Common Stock that remain available for issuance under the Plan:

(i)            the number of shares of Common Stock corresponding to Awards under the Plan or the Prior Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled;

(ii)           the number of shares corresponding to Awards that are settled through the issuance of consideration other than shares (including, without limitation, cash);

(iii)          the number of shares of Common Stock tendered by a Participant or withheld by the Company to pay the exercise price of an Award; and

(iv)          the number of shares of Common Stock tendered by a Participant or withheld by the Company to satisfy a Participant’s tax withholding obligations in connection with the vesting, settlement or exercise of an Award shall be added back to the Plan Limit and again be available for the grant of Awards; provided, however, that this provision shall not be applicable with respect to (A) the cancellation of a Stock Appreciation Right granted in tandem with an Option upon the exercise of the Option or (B) the cancellation of an Option granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation.

(c)           Special Limits.  Anything to the contrary in Section 5(a) above notwithstanding, but subject to Section 13(b), the following special limits shall apply to shares of Common Stock available for Awards under the Plan:

(i)            the maximum number of shares of Common Stock that may be subject to Options or Stock Appreciation Rights granted to any Eligible Individual in any calendar year shall equal 300,000 shares;

(ii)           the maximum amount of Awards (other than those Awards set forth in Section 5(c)(i)) that may be awarded to any Eligible Individual in any calendar year is $5,000,000 measured as of the date of grant (with respect to Awards denominated in cash) or 300,000 shares measured as of the date of grant (with respect to Awards denominated in shares).

6.	Awards in General

(a)           Types of Awards.  Awards under the Plan may consist of Options, Restricted Shares, Restricted Share Units, Performance Share Units, Stock Appreciation Rights and Other Awards.  Any Award described in Sections 7 through 11 of the Plan may be granted singly or in combination or tandem with any other Awards, as the Committee may determine.  Awards under the Plan may be made in combination with, in replacement of, or as alternatives to awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity.

(b)           Terms Set Forth in Award Document.  The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Committee for such Award, which shall contain terms and conditions not inconsistent with the Plan.  Notwithstanding the foregoing but subject to Section 6(c) below, the Committee may, in its sole discretion, accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Award first becomes exercisable.  The terms of Awards may vary among Participants and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms.  Accordingly, the terms of individual Award Documents may vary.

(c)           Termination of Employment.  (i)  In connection with a Participant’s termination of employment with the Company or any of its Subsidiaries, the Committee shall have full authority and discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of an outstanding Award, which provisions may be specified in the applicable Award Document or determined at a subsequent time; provided, however, that if a Participant’s termination of employment with the Company or any of its Subsidiaries is for “cause” (as such term is defined in the Award Document) or if the Committee fails to take any action to the contrary, any unexercised Stock Options, whether vested or not, and any unvested Restricted Share Units, Performance Share Units, Stock Appreciation Rights or Other Awards granted to such Participant under this Plan shall lapse and become void as of the date of such termination.  The employment of a Participant shall not be deemed to have terminated if such Participant is transferred among the Company and any of its Subsidiaries.

(d)           Change in Control Transactions.  In connection with a merger, consolidation, liquidation, dissolution, sale of substantially all of the assets or other change in control transaction of the Company, the Committee shall have full authority and discretion to determine the effect, if any, of such event on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an Award, which effect may be specified in the applicable Award Document or determined at a subsequent time.  Subject to applicable laws, such actions may include, without limitation:  (A) providing for the acceleration of any vesting conditions relating to the exercise or settlement of an Award or that an Award shall terminate or expire unless exercised or settled in full on or before a date fixed by the Committee; (B) modifying the Award to reflect the transaction; (C) causing the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such transaction; or (D) permitting or requiring Participants to surrender outstanding Options and Stock Appreciation Rights in exchange for a cash payment equal to the difference between the highest price paid for a Share in the transaction and the Exercise Price of the Award.

(e)           Dividends and Dividend Equivalents.  The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award, which payments can either be paid currently or deemed to have been reinvested in shares of Common Stock, and can be made in shares of Common Stock, cash or a combination thereof, as the Committee shall determine; provided, however, that the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code.  Notwithstanding the foregoing, no dividends or dividend equivalents shall be paid with respect to Options or Stock Appreciation Rights.

(f)            Rights of a Stockholder.  A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant or his nominee becomes the holder of record of such shares.  No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 13(b).

(g)           Performance-Based Awards.  (i) The Committee may determine whether any Award under the Plan is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code.  Any such Awards designated to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Targets to the extent required by Section 162(m) of the Code and will be subject to all other conditions and requirements of Section 162(m).  The Performance Targets will be comprised of specified levels of one or more of the following performance criteria as the Committee deems appropriate:  net income; cash flow or cash flow on investment; pre-tax or post-tax profit levels or earnings; operating earnings; return on investment; net operating profit after tax; earned value added; earned value added expense reduction levels; free cash flow; free cash flow per share; earnings per share; net earnings per share; return on assets; return on net assets; return on equity; return on capital; return on sales; growth in managed assets; operating margin; sales growth; sales volume; economic profit; profit in excess of cost of capital; return on invested capital; net operating profit after tax;  total stockholder return or stock price appreciation; operating income; dividends; market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas; reduction of losses, loss ratios or expense ratios; reduction in fixed costs; operating cost management; cost of capital; debt reduction; productivity improvements; inventory turnover measurements; or customer satisfaction based on specified objective goals or a Company-sponsored customer survey; EBITDA; adjusted EBITDA; EBITA; adjusted EBITA; revenue; revenue before deferral; net revenues; operating revenues; share price, in each case determined in accordance with generally accepted accounting principles (subject to modifications approved by the Committee).  Each Performance Target shall be consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof.  The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

(ii)           The Participants will be designated, and the applicable Performance Targets will be established, by the Committee within ninety (90) days following the commencement of the applicable Performance Period (or such earlier or later date permitted or required by Section 162(m) of the Code).  Each Participant will be assigned a Target Number payable if Performance Targets are achieved.  Any payment of an Award granted with Performance Targets shall be conditioned on the written certification of the Committee in each case that the Performance Targets and any other material conditions were satisfied.  The Committee may determine, at the time of Award grant, that if performance exceeds the specified Performance Targets, the Award may be settled with payment greater than the Target Number, but in no event may such payment exceed the limits set forth in Section 5(c).  The Committee retains the right to reduce any Award notwithstanding the attainment of the Performance Targets.  In the event that all members of the Committee are not “outside directors” as that term is defined in Section 162(m) of the Code, the grant and terms of Awards intended to qualify as “performance-based compensation” shall be made by a subcommittee of the Committee consisting of two or more “outside directors” for purposes of Section 162(m) of the Code.

(iii)           The Committee may also grant Awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.  With respect to such awards, the Committee may establish Performance Targets based on other criteria as it deems appropriate.

7.	Terms and Conditions of Options

(a)           General.  The Committee, in its discretion, may grant Options to eligible Participants and shall determine whether such Options shall be Incentive Stock Options or Nonqualified Stock Options.  Each Option shall be evidenced by an Award Document that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option, and be in such form and contain such provisions as the Committee shall from time to time deem appropriate.

(b)           Exercise Price.  The exercise price of an Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the exercise price of an Option be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant.  Payment of the exercise price of an Option shall be made in any form approved by the Committee at the time of grant.

(c)           Term.  An Option shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to such Option, and the Committee may extend the term of an Option after the time of grant; provided, however, that the term of an Option may in no event extend beyond the tenth anniversary of the date of grant of such Option.

(d)           Incentive Stock Options.  The exercise price per share of an Incentive Stock Option may not be less than 100% of the Fair Market Value per share of Common Stock on the date of grant (or, if the exercise price is not fixed on the date of grant, on such date as the exercise price is fixed).  No Incentive Stock Option may be issued pursuant to the Plan to any individual who, at the time the Incentive Stock Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the exercise price determined as of the date of grant is at least 110% of the Fair Market Value on the date of grant of the shares of Common Stock subject to such Incentive Stock Option and (ii) the Incentive Stock Option is not exercisable more than five years from the date of grant thereof.  No Participant shall be granted any Incentive Stock Option which would result in such Participant receiving a grant of Incentive Stock Options that would have an aggregate Fair Market Value in excess of $100,000, determined as of the time of grant, that would be exercisable for the first time by such Participant during any calendar year.  The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

8.	Terms and Conditions of Restricted Shares and Restricted Share Units

(a)           Restricted Shares .  The Committee is authorized to grant or sell Restricted Shares to Eligible Individuals.  An Award of Restricted Shares shall consist of one or more Restricted Shares granted or sold to an Eligible Individual, and shall be subject to the terms, conditions and restrictions set forth in the Plan and Applicable Award Document.  Restricted Shares may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be canceled.

(b)           Restricted Share Units.  The Committee is authorized to grant Restricted Share Units to Eligible Individuals.  A Restricted Share Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and applicable Award Document, one or more shares of Common Stock in consideration of the Participant’s employment with the Company or any of its Subsidiaries.  If and when the forfeiture provisions lapse, the Restricted Share Units shall become shares of Common Stock owned by the corresponding Participant or, at the sole discretion of the Committee, cash, or a combination of cash and shares of Common Stock, with a value equal to the Fair Market Value of the shares at the time of payment.

9.	Terms and Conditions of Performance Share Units

The Committee is authorized to grant Performance Share Units to Eligible Individuals.  A Performance Share Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and applicable Award Document, a Target Number of shares of Common Stock based upon the achievement of Performance Targets over the applicable Performance Period.  At the sole discretion of the Committee, Performance Share Units shall be settled through the delivery of shares of Common Stock or cash, or a combination of cash and shares of Common Stock, with a value equal to the Fair Market Value of the shares of Common Stock as of the last day of the applicable Performance Period.

10.	Stock Appreciation Rights

(a)           General.  The Committee is authorized to grant Stock Appreciation Rights to Eligible Individuals.  A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to payment specified in the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value on the exercise date of the number of shares of Common Stock for which the Stock Appreciation Right is exercised, over the exercise price for such Stock Appreciation Right specified in the applicable Award Document.  The exercise price per share of Common Stock covered by a Stock Appreciation Right shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the exercise price of a Stock Appreciation Right be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant.  At the sole discretion of the Committee, payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash or shares of Common Stock, or in a combination of cash and shares of Common Stock, having an aggregate Fair Market Value as of the date of exercise equal to such cash amount.  A Stock Appreciation Right shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to such Stock Appreciation Right, and the Committee may extend the term of a Stock Appreciation Right after the time of grant; provided, however, that the term of a Stock Appreciation Right may in no event extend beyond the tenth anniversary of the date of grant of such Stock Appreciation Right.

(b)           Methods of Exercise.  In accordance with the rules and procedures established by the Committee for this purpose, and subject to the provisions of the applicable Award Document, the Committee shall determine the permissible methods of exercise for a Stock Appreciation Right.

(c)           Stock Appreciation Rights in Tandem with Options.  A Stock Appreciation Right granted in tandem with an Option may be granted either at the same time as such Option or subsequent thereto.  If granted in tandem with an Option, a Stock Appreciation Right shall cover the same number of shares of Common Stock as covered by the Option (or such lesser number of shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Option shall be exercisable, and shall have the same term and exercise price as the related Option (which, in the case of a Stock Appreciation Right granted after the grant of the related Option, may be less than the Fair Market Value per share on the date of grant of the tandem Stock Appreciation Right).  Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, if the related Option is exercised as to some or all of the shares covered by the tandem grant, the tandem Stock Appreciation Right shall be canceled automatically to the extent of the number of shares covered by the Option exercise.

11.	Other Awards

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of shares of Common Stock, for the acquisition or future acquisition of shares of Common Stock, or any combination thereof.

12.	Certain Restrictions

(a)           Transfers.  No Award shall be transferable other than by the laws of descent and distribution or pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to such terms and conditions as it shall specify, permit the transfer of the Award, including, without limitation, for no consideration to a Permitted Transferee.  Any Award transferred to a Permitted Transferee may not be further transferable without the Committee’s approval and any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

(b)           Award Exercisable Only by Participant.  During the lifetime of a Participant, an Award shall be exercisable only by the Participant.  The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.

13.	Recapitalization or Reorganization

(a)           Authority of the Company and Stockholders.  The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the shares of Common Stock or the rights thereof or which are convertible into or exchangeable for shares of Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)           Change in Capitalization.  Notwithstanding any provision of the Plan or any Award Document, the number and kind of shares authorized for issuance under Section 5 of the Plan, including the maximum number of shares available under the special limits provided for in Section 5(c), shall be equitably adjusted in the manner deemed necessary by the Committee in the event of a stock split, reverse stock spit, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares at a price substantially below Fair Market Value, or any other corporate event or distribution of stock or property of the Company affecting the shares of Common Stock in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan.  In addition, upon the occurrence of any of the foregoing events, the number and kind of shares subject to any outstanding Award and the exercise price per Share (or the grant price per Share, as the case may be), if any, under any outstanding Award shall be equitably adjusted in the manner deemed necessary by the Committee (including by payment of cash to a Participant) in order to preserve the benefits or potential benefits intended to be made available to Participants.  Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.

(c)           Repricing of Options and Stock Appreciation Rights.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended, without stockholder approval, to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights.

14.	Term of the Plan

Unless earlier terminated pursuant to Section 16, the Plan shall terminate on the 10th anniversary of the Effective Date, except with respect to Awards then outstanding.  No Awards may be granted under the Plan after the 10th anniversary of the Effective Date.

15.	Effective Date

The Plan shall become effective on the Effective Date; provided, however, that, if the Plan is not approved by the stockholders upon submission to them for approval, the Plan shall be void ab initio and of no further force and effect.

16.	Amendment and Termination

Notwithstanding anything herein to the contrary, the Board may, at any time, terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no termination, amendment, modification or suspension of the Plan shall materially and adversely alter or impair the rights of a Participant in any Award previously made under the Plan without the consent of the holder thereof and no amendment which increases the Plan Limit shall be effective without stockholder approval (other than in connection with a transaction or event described in Section 13(b) of the Plan).  Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable to (a) comply with, or take into account changes in or interpretation of applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations or (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 13(b)), or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company.

17.	Miscellaneous

(a)           Tax Withholding.  The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment in respect of an Award to remit to the Company, prior to such payment, an amount sufficient to satisfy any applicable tax withholding requirements.  In the case of an Award payable in shares of Common Stock, the Company or a Subsidiary, as appropriate, may permit or require such individual to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares that would otherwise be received by such individual or to repurchase shares that were issued to such individual to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time.  The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such payments.

(b)           No Right to Awards or Employment.  No person shall have any claim or right to receive Awards under the Plan.  Neither the Plan, the grant of Awards under the Plan, nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ of the Company or any Subsidiary or other affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary or other affiliate thereof to terminate the employment of such Eligible Individual at any time.  No Award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time.  Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and the Subsidiaries, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(c)            Section 16(b) of the Exchange Act.  The Plan is intended to comply in all respects with Section 16(b) of the Exchange Act.

(d)           Section 162(m) of the Code.  The Plan is intended to comply in all respects with Section 162(m) of the Code; provided, however, that in the event the Committee determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Award, compliance with Section 162(m) of the Code will not be required.  In addition, if any provision of this Plan would cause Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code to fail to so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

(e)            Securities Law Restrictions.  An Award may not be exercised or settled, and no shares may be issued in connection with an Award, unless the issuance of such shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws is available) and (iii) complies with all applicable foreign securities laws.  The Committee may require each Participant purchasing or acquiring shares of Common Stock pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Participant is acquiring the shares of Common Stock for investment purposes and not with a view to the distribution thereof.  All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the shares of Common Stock are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(f)            Award Document.  In the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern and the Award Document shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(g)           Headings.  The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(h)           Section 409A of the Code.  Notwithstanding any contrary provision in the Plan or an Award Document, if any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of the Plan or Award Document may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary.  In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code.  Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code or the guidance promulgated thereunder.

(i)            Satisfaction of Obligations.  Subject to applicable law, the Company may apply any cash, Shares, securities or other consideration received upon exercise or settlement of an Award to any obligations a Participant owes to the Company and the Subsidiaries in connection with the Plan or otherwise, including, without limitation, any tax obligations or obligations under a currency facility established in connection with the Plan.

(j)            No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan.  No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(k)           Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(l)            Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(m)          Expenses.  The cost and expenses of administering the Plan shall be borne by the Company.

(n)           Application of Funds.  The proceeds received by the Company from the sale of shares of Common Stock pursuant to Awards shall be used for general corporate purposes.

(o)           Governing Law.  The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of New York.

(p)           Unfunded Plan.  The Plan is intended to constitute an unfunded plan for incentive compensation.  Prior to the issuance of shares in connection with an Award, nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares with respect to awards hereunder.

LINCOLN EDUCATIONAL SERVICES CORPORATION

VOTE BY INTERNET QUICK ★ ★ ★ EASY ★ ★ ★ IMMEDIATE

As a shareholder of Lincoln Educational Services Corporation, you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on April 28, 2011.

Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	Please mark your votes like this	X

1. Election of Directors:					3. Advisory vote on frequency of future advisory votes on the compensation of the named executive officers.
		FOR ALL	WITHHOLD	FOR ALL EXCEPT	☐ 1 YEAR	☐ 2 YEARS	☐ 3 YEARS	☐ ABSTAIN
☐ 01. Alvin O. Austin	☐ 06. Charles F. Kalmbach	NOMINEES	AUTHORITY	(See instructions
☐ 02. Peter S. Burgess	☐ 07. Shaun E. McAlmont			below)
☐ 03. James J. Burke, Jr.	☐ 08. Alexis P. Michas	☐	☐	☐	4. To approve the Amended and Restated 2005 Long-Term Incentive Plan.
☐ 04. Celia H. Currin	☐ 09. J. Barry Morrow
☐ 05. Paul E. Glaske					☐ FOR ☐ AGAINST ☐ ABSTAIN

5. Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

☐ FOR ☐ AGAINST ☐ ABSTAIN
(To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee that you wish to withhold authority as shown here)

To change the address on your account, please check the box at the right and indicate your new address in the address space to the left. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
2. RESOLVED, that the shareholders approve the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation disclosure tables and any related narrative disclosure in our proxy statement for the 2011 Annual Meeting of Shareholders.
						Check here if you plan to attend the meeting		☐

☐ FOR ☐ AGAINST ☐ ABSTAIN						COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2011.

ANNUAL MEETING OF SHAREHOLDERS OF

LINCOLN EDUCATIONAL SERVICES CORPORATION

APRIL 29, 2011

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

LINCOLN EDUCATIONAL SERVICES CORPORATION

Proxy For Annual Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), hereby appoints Shaun E. McAlmont and Cesar Ribeiro, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Shareholders of the Company to be held on Friday, April 29, 2011, at 10:00 a.m., local time, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, and any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED. IF THIS PROXY IS EXECUTED, BUT NO SPECIFICATION IS MADE BY THE UNDERSIGNED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES, “FOR” PROPOSALS 2, 4 AND 5 AND “FOR” ONE YEAR FOR PROPOSAL 3 AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT (S) OR POSTPONEMENT (S) THEREOF.

(Continued and to be dated and signed on reverse side)